UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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BERRY CORPORATION (bry)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF BERRY CORPORATION (BRY)
TO BE HELD ON MAY 5, 2020

To the Valued Stockholders of Berry Corporation (bry):
The 2020 Annual Meeting of Stockholders (including any postponement or adjournment thereof, the “Annual Meeting”) of Berry Corporation (bry) (the “Company”) will be held online at www.proxydocs.com/BRY on May 5, 2020 at 8:00 a.m. Central Time with log-in beginning at 7:45 a.m. Central Time on that date. Due to the increasing public health impact of the novel coronavirus outbreak (“COVID-19”) and out of an abundance of caution to support the health and well-being of our employees and stockholders, the Annual Meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. Even though our meeting is being held virtually, stockholders will still have the ability to participate in, hear, and ask questions during our Annual Meeting.
The Annual Meeting is being held for the following purposes:

1.
To elect the seven director nominees named in the accompanying Proxy Statement to serve until the 2021 Annual Meeting of Stockholders or until the earlier of such director's death, resignation, retirement, disqualification or removal; and

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.
These proposals are further described in the accompanying Proxy Statement, which is being provided to you by the Company's Board of Directors (the “Board”) in connection with the Company's solicitation of proxies to be voted during the Annual Meeting. We will also transact such other business, and consider and take action as appropriate on such other matters, that may properly come before the Annual Meeting.
The Board fixed the close of business on March 11, 2020, as the record date for determining the stockholders that have the right to receive notice of, attend, and vote during the Annual Meeting. The Annual Meeting is expected to begin promptly at 8:00 a.m. Central Time. If you plan to attend the Annual Meeting online, you must register in advance at www.proxydocs.com/BRY no later than 5:00 p.m. Eastern Time on April 27, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions during the meeting and in advance. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity.
Your vote is important to us. Regardless of whether you plan to participate in the virtual Annual Meeting, we hope you will vote as soon as possible. In advance of the Annual Meeting, you may vote your shares online, by telephone, or by mailing your proxy card in the pre-addressed envelope you will receive if you request printed materials. You may also vote during the virtual Annual Meeting, even if you previously submitted your vote. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions. Please see the Proxy Statement for additional instructions on how to vote and attend the Annual Meeting online. Stockholders are being notified of the Proxy Statement and the form of proxy beginning March 25, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF BERRY CORPORATION (BRY) TO BE HELD ON MAY 5, 2020

The Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, proxy card and our 2019 Annual Report to Stockholders (which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019) are available free of charge on our website at www.bry.com and www.proxydocs.com/BRY.
On behalf of the Company and the Board, thank you for your continued support.
By Order of the Board of Directors,

Danielle Hunter
Executive Vice President, General Counsel and Corporate Secretary
March 25, 2020

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BERRY CORPORATION (bry)
16000 N. Dallas Pkwy. Suite 500
Dallas, Texas 75248

PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Berry Corporation (bry), a Delaware corporation, in connection with the solicitation of proxies for our 2020 Annual Meeting of Stockholders (including any postponement or adjournment thereof, the “Annual Meeting”), to be held online at www.proxydocs.com/BRY on May 5, 2020, at 8:00 a.m. Central Time with log-in beginning at 7:45 a.m. Central Time that day for the purposes summarized in the accompanying Notice of Annual Meeting of Stockholders and detailed in this Proxy Statement.
Due to mounting health and safety concerns from the novel coronavirus (“COVID-19”) outbreak and the increasingly severe protocols that federal, state and local governments have imposed, we have adopted a virtual format for our Annual Meeting, conducted via an online audio webcast; there will be no physical meeting location. If you plan to participate in the virtual Annual Meeting, you must register in advance at www.proxydocs.com/BRY no later than 5:00 p.m. Eastern Time on April 27, 2020. Stockholders will be able to listen, vote, and submit questions from any remote location that has Internet connectivity.
The Notice of Annual Meeting of Stockholders, this Proxy Statement, a proxy card and our 2019 Annual Report to Stockholders (which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019) (collectively, the “Proxy Materials”) have been first made available to our stockholders beginning on March 25, 2020. The Proxy Materials are available free of charge on our website at www.bry.com and www.proxydocs.com/BRY.
We are using a U.S. Securities and Exchange Commission (“SEC”) rule that allows us to use the Internet as the primary means of furnishing the Proxy Materials to stockholders. You may follow the instructions in this Proxy Statement to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of electronic proxy materials to help reduce the environmental impact, as well as the costs, of our annual meetings of stockholders.
Except as noted or as the context requires otherwise, when we use the terms “we,” “us,” “our,” "Berry" or the “Company,” or similar words in this Proxy Statement we are referring to Berry Corporation (bry) together with its subsidiary, Berry Petroleum Company, LLC, as applicable.

PROXY HIGHLIGHTS
You have received these Proxy Materials because the Board is soliciting your proxy to vote your shares during the 2020 Annual Meeting. This Proxy Statement includes information that Berry is required to provide you under the SEC rules and is designed to assist you in voting your shares.
The following is a summary of certain information that is detailed elsewhere in this Proxy Statement; please note, however, that this summary does not contain all the information you should consider in voting your shares. For additional information about the highlights provided here, please see the following sections provided elsewhere in this Proxy Statement:

•	“About the Annual Meeting” for additional information about the Annual Meeting, the Proxy Materials and how to vote your shares.

•	“About Berry” for additional information about our business.

•	“Corporate Governance” for additional information about our corporate governance program.

•
“Social Responsibility and Sustainability” for additional information about our goals and commitments with respect to important Environmental, Social and Governance (“ESG”) issues, including how we manage ESG risks and opportunities and engage with stakeholders on these important matters.

We urge you to read this Proxy Statement in its entirety, together with our 2019 Annual Report to Stockholders which is part of these Proxy Materials, prior to voting.
Annual Meeting Information

2020 Annual Meeting of Stockholders
Date & Time:	Tuesday, May 5, 2020 at 8:00 a.m. Central Time (log-in begins at 7:45 a.m. Central Time)
Location:	Virtually via the Internet at www.proxydocs.com/BRY
Record Date:	March 11, 2020
Due to mounting health and safety concerns from the novel coronavirus (COVID-19) outbreak and the increasingly severe protocols that federal, state and local governments have imposed (including strict shelter-in-place orders currently imposed on Dallas, Texas, where our executive headquarters are located, and Bakersfield California, where our operational headquarters are located), we have adopted a virtual format for our Annual Meeting. You may attend the Annual Meeting virtually via the Internet at www.proxydocs.com/BRY, where you will be able to vote electronically and submit questions.
In order to attend and participate in the Annual Meeting, including to vote and/or submit questions, you must register in advance at www.proxydocs.com/BRY no later than 5:00 p.m. Eastern Time on April 27, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions during the meeting and in advance. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. If you are a beneficial holder, the pre-registration process will instruct you on how to access a legal proxy if you want to be able to vote during the Annual Meeting.
Stockholders have multiple opportunities to submit questions for the Annual Meeting, including submitting questions in advance (through the registration process) or live during the Annual Meeting at www.proxydocs.com/BRY. To the extent material to investors generally, we will publish questions received by stockholders in connection with the Annual Meeting and the answers following the meeting. We also offer live technical support for all stockholders attending the meeting. We currently intend to resume holding in-person meetings for our 2021 annual meeting and thereafter, assuming normal circumstances.

Voting Information
The Board is asking you to take the following actions during the Annual Meeting:

Proposals		Required Vote	The Board's Recommendation
1	Re-elect the seven director nominees, each to serve a one-year term: • A. Trem Smith • Cary Baetz • Brent Buckley • Anne Mariucci • Don Paul • C. Kent Potter • Eugene Voiland	Plurality of Votes Cast For Each Nominee	Vote FOR
2	Ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020	Majority of Votes Cast Affirmatively or Negatively	Vote FOR
Your vote is important. On March 25, 2020, we expect to begin delivering a Notice of Internet Availability of Proxy Materials and/or Proxy Materials to all Berry stockholders of record at the close of business on March 11, 2020, which is the Record Date set by the Board for the Annual Meeting. As a stockholder, you are entitled to one vote for each share of common stock you held on the Record Date.
You can vote in any of the following ways:

How to Vote
Vote Online	www.proxypush.com/BRY
Call Toll-Free	866-390-6281
Vote by Mail	Follow the instructions on your proxy card
Vote During the Annual Meeting
www.proxydocs.com/BRY (Register no later than 5:00 p.m. Eastern Time on April 27, 2020)
If you are a beneficial holder, the pre-registration process will instruct you on how to access a legal proxy if you want to be able to vote during the Annual Meeting.

2019 Company Highlights and Recent Events
Our strategy has been focused on creating long-term stockholder value by returning capital to stockholders, producing capital-efficient growth and generating positive Levered Free Cash Flow while maintaining a low leverage profile through commodity price cycles. In 2019, our flexible business model was validated by the top-tier returns, solid production growth, and excess Levered Free Cash Flow* that we generated during the year. Our 2019 results included:

•	Net income of $44 million, or $0.53 per diluted share, and Adjusted Net Income* of $110 million.

•	Adjusted EBITDA* of $302 million.

•
Levered Free Cash Flow* of nearly $18 million, which included $211 million of capital expenditures (with approximately 91% directed to California assets), $34 million of interest and $39 million of dividends declared.

•	Paid $85 million to return capital to our stockholders by repurchasing 6% of our outstanding shares while continuing to pay one of the highest dividend yields in the industry.

◦
Repurchased 4.6 million shares, for $46 million in 2019, with repurchases totaling approximately 6% of outstanding stock for $50 million in aggregate since late 2018. In February 2020 the Board approved the opportunistic repurchase of an additional $50 million.

◦	Paid $39 million in dividends during 2019, with consecutive regular quarterly dividends paid each quarter since Berry's IPO in 2018.

•	Maintained a strong financial position with debt-to-EBITDA ratio of about 1.4x. The Board recently approved the opportunistic repurchase of our bonds.

•	Average daily oil production up 15% compared to prior year and oil comprised 87% of total production.

•	Replaced nearly 300%+ of California reserves and 159%+ of total Company PUD inventory.

•	Increased drilling inventory to over 10,800 locations.

•	Total Company PV-10* of over $1.8 billion, including $1.7 billion for California.
* Please see “Non-GAAP Financial Measures and Reconciliations” for the definitions of these non-GAAP financial measures, reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP and more information.
+ Please see “Non-GAAP Financial Measures and Reconciliations” for more information on how we calculate reserve replacement ratios and total Company PUD inventory replacement ratios.
Like other companies in our industry, we are actively assessing the effects of COVID-19, combined with the unrest in the oil markets, on our business. We are currently re-evaluating our 2020 capital plans and planning for a challenging couple of years.  We believe that Berry is well positioned to weather the current cycle: we have a strong balance sheet; we are well hedged through 2020; our estimated average production decline rate is in the low teens; we can quickly scale up and down our operations; and we have no near-term financial commitments. We believe cash will be valuable and are planning on managing ours such that Berry is in a position of strength when this market improves. The health, safety and well-being of our people and the communities, in which we live and work, is paramount, and we are committed to being a responsible corporate citizen during this time of unprecedented crisis. Our focus will be on protecting our reserves, managing production decline, maintaining our operations in a safe and environmentally responsible manner, returning capital to stockholders as prudent, and living within Levered Free Cash Flow.
2019 also marked our first full year as a public company. The transition to being a public company is just one hallmark of what we see as the Company entering a new phase. In February 2020, we introduced a new logo and shortened name to reflect the Company’s progressive approach to evolving and growing the business in today’s dynamic oil and gas industry. The new logo shows an intricate network of integrated components all working together to form one shape. The color gradations represent the range of competencies as well as the changing nature of the business and echo the company’s commitment to health, safety and the environment.
Corporate Governance Highlights
We have adopted corporate policies and practices, including those highlighted below, that promote the effective functioning of our Company to maximize long-term stockholder value, reinforce Berry’s culture of accountability, ownership, communication, leadership and entrepreneurship, and ensure that our Company is managed with integrity and in the best interest of our stockholders. All of our directors, officers and employees must adhere to ethical business practices and fully comply with our corporate policies and procedures, as well as applicable laws and regulations. Additional discussion of our corporate governance program can be found in the “Corporate Governance” section of this Proxy Statement.

BOARD EXCELLENCE	Annual Elections for Directors (Board is not classified).
Majority voting standard for contested elections of directors.
Require director nominees who receive fewer favorable than unfavorable votes to tender their resignation.
5 of 7 directors are independent (above the NASDAQ requirement for a majority to be independent).
Lead Independent Director, with meaningful authority, duties and responsibilities prescribed in the Corporate Governance Guidelines.
Independent directors meet regularly in executive session.

Only independent directors serve on our Audit, Compensation and Nominating and Governance Committees; each member of the Audit Committee meets the heightened independence standards for audit committee members and each member of the Compensation Committee meets the heightened independence standards for compensation committee members under the applicable SEC and NASDAQ rules.

Each standing committee operates under a written charter that has been approved by the Board and is publicly available; among other things each committee has the authority to retain independent advisors.

On an annual basis, the full Board and each committee undertakes a self-assessment of its performance and effectiveness; each committee also reviews its charters and those corporate governance policies and processes that are within its scope of responsibilities.

No outside director sits on more than 3 other public company boards and our Board Chair and CEO sits on no other public company boards. Our Corporate Governance Guidelines restrict directors from serving on more than four other public company boards and Audit Committee Charter restricts members from serving on the audit committees of more than two other public company boards.

The Nominating and Governance Committee has oversight responsibility with respect to the development and implementation of our overall EESG strategy, including capitalizing on opportunities aligned with our commitments and managing the related risks.

The Compensation Committee has oversight responsibility with respect to the Company’s human capital management efforts, including our employment and compensation policies, programs, processes and practices designed to support our workforce diversity, equity and inclusion goals.

STOCKHOLDER RIGHTS	Permit stockholders holding at least 25% of our outstanding voting stock to call a special meeting.
Permit stockholders to act by written consent.
No stockholder rights plan (“poison pill”) in effect.

LONG-TERM STOCKHOLDER ALIGNMENT	Meaningful stock ownership guidelines with holding restrictions for executive officers and directors.

Prohibition on short sales, transactions in derivatives, holding in margin accounts, pledging as collateral, and hedging transactions involving our stock by all of our employees, officers and directors.

Clawback incentive compensation and gains in the event of a restatement of our financial statements due to fraud or misconduct.
No repricing of options or equity awards.
No single-trigger cash severance payments.

2019 marked our first full year as a public company. The Board has committed to routinely, and at least annually, review our corporate governance program (specifically including but not limited to standing policies and practices), as well as our charter and bylaws. In doing so, the Board carefully considers, among other matters, all areas of our governance structure that impact stockholder rights and may seek to engage with our stockholders to understand their views on these important governance matters. Certain key governance enhancements that were implemented in 2019 and 2020 include:

1.
Amended our Corporate Governance Guidelines, as well as the Charter of the Nominating and Governance Committee where applicable, to commit affirmatively that gender and ethnically diverse candidates will be included in director searches, as well as affirmatively prescribe a meaningful performance evaluation process for the Board, its committees and its members, and emphasize our commitment to stockholder engagement.

2.
Amended our Code of Conduct and Ethics to, among other things, emphasize our commitment to diversity, inclusion, equality, safety, social justice, unionization and labor rights, human rights and environmental, health and safety. It was also expanded to affirmatively state our expectations for our business partners to adhere to the same high standards of ethical conduct and demonstrate their shared commitment to doing the right thing.

3.
Amended the Charter of the Compensation Committee to emphasize our commitment to diversity, inclusion and equality and the oversight responsibility of the Compensation Committee for the Company's programs, policies and practices related to the management of our people.

4.	Expanded our Insider Trading Policy to prohibit employees, officers and directors from holding our stock in margin accounts, pledging our stock as collateral or entering into hedging transactions.

5.	Adopted new Stock Ownership Guidelines applicable to executive officers and directors.

6.	Adopted a comprehensive, stand-alone Compensation Recoupment and Clawback Policy that covers cash, equity, equity-based and other awards under our incentive compensation programs.

7.	Adopted a new Director Resignation Policy.

8.	Appointed a new Lead Independent Director, Anne Mariucci, and added another independent director, Don Paul.

9.	Demonstrated our commitment to diversity and inclusion with the addition of two exceptional female executives to our executive team, which is now 1/3 female.

10.
Demonstrated our commitment to engaging with our stakeholders on the significant issues that matter to them, most importantly including YOU, our valued stockholders, by establishing a more direct path for any stakeholder to reach out to the Company’s stakeholder engagement team. In addition to emailing StakeholderEngagement@bry.com, any stockholder can send communications for the Board (including the Board Chair, the Lead Independent Director, any committee chair and/or any Board member) to the following address: Berry Corporation (bry), Attention: General Counsel and Corporate Secretary, 16000 N. Dallas Pkwy, Suite 500, Dallas, Texas 75248.

Like other companies in our industry, we are actively assessing the impact of COVID-19, combined with the recent significant disruptions in the oil markets, on our business. We have assembled a cross-disciplinary crisis management team, which includes all our executive officers, for the continuous monitoring of the rapidly evolving situation and timely implementation of measures to help support safe and continuous operations and manage our liquidity and financial position.  The health, safety and well-being of our people and the communities, in which we live and work is paramount, and we are committed to being a responsible corporate citizen during this time of unprecedented crisis. Our Board has been actively engaged with management in monitoring the severe market developments and other effects of the COVID-19 outbreak, and management is in regular communication with the Board about the assessment and management of the significant risks to the Company and impact on our business.

Social Responsibility and Sustainability Highlights

ACCOUNTABILITY	OWNERSHIP	COMMUNICATION	LEADERSHIP	ENTREPRENEURSHIP

At Berry, corporate responsibility and sustainability means conducting our operations ethically and responsibly, promoting a safe and healthy workplace, supporting and engaging the communities in which we work and serve, and developing our workforce. Guided by our core values, we are committed to growing and continuously improving our business, maximizing our assets and creating long-term stockholder value in keeping with the highest ethical, safety, environmental, labor and human rights standards that we believe support a more positive future. We expect all our business partners to follow the laws and regulations where they operate, and to share our values and commitment with respect to ethics, sustainability, environmental, social justice and human rights issues.
In California, specifically, we remain steadfast in our commitment to the state and its ambitious environmental initiatives. We have and will continue to proactively work with the state to locally produce and supply affordable and reliable energy to ensure a safe, healthy and prosperous future for its communities and citizens, and reducing California’s reliance upon imported foreign oil that comes primarily from countries that do not share our environmental and ethical standards, have poor human rights records, and do not employ our fellow citizens or support our communities.
We take an active interest in making sure all employees are fully engaged and empowered to achieve their potential and we are committed to attracting, developing and retaining a highly qualified, diverse and value-focused work force. Our engagement approach centers on transparency and accountability and we use a variety of channels to facilitate open, direct and honest communication, including open forums with executives through periodic town hall meetings and continuous opportunities for discussion and feedback between employees and managers, including performance conversations and reviews. Also, the incentive compensation program for our entire workforce, including our executive team, is tied to company performance on safety and environmental responsibility,
We also strive to empower people in our communities to improve their lives and meet their full potential. This effort includes supporting many worthy community, education and industry-related causes through engagement, direct funding and in-kind donations, as well as through employee participation and volunteering. Reflective of our culture of responsibility, this is done in the spirit of our commitment to be a responsible corporate citizen.
ESG matters are managed within a governance structure that balances broad engagement across our organization while also providing a clear line of accountability, one of our core values. ESG issues are integrated into our overall corporate strategy and risk management activities: as we manage the strategic and operational issues critical to long-term value creation, we actively manage the significant opportunities and risks associated with ESG-related issue. The Board's Nominating and Governance Committee has oversight responsibility with respect to ESG matters, which are the direct responsibility of our executive team, with day-to-day management led by our ESG Steering Committee and, through their direction and monitoring, carried out by our individual employees who are empowered to do the right thing. In 2020, we formalized the internal cross-functional ESG Steering Committee responsible for supporting the development and implementation of our overall ESG strategy, including policies and operational controls of environmental, health and safety, and social risks and opportunities, and providing reports to our Nominating and Governance Committee. The ESG Steering Committee is comprised of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Executive Vice President of Corporate Affairs and the heads of our Human Resources and Investor Relations teams.
One of the responsibilities of the ESG Steering Committee is developing our ESG reporting, and we are formalizing how we engage with our stakeholders on these important issues. Although we are still in the early stages of our engagement and reporting initiative, our Board and entire leadership team is committed to ensuring our continued and timely progress. We have introduced initial disclosures about ESG matters on our website as well as in this Proxy Statement, which we will continued to expand and intend to develop into a formal sustainability report.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board has nominated the individuals listed below for election as directors at this Annual Meeting to serve for a one-year term expected to end at our 2021 Annual Meeting, but in any event, until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation, retirement, disqualification or removal from office.

Each of the director nominees are currently serving as directors and the Board believes that each possesses the qualities and experience that director nominees should possess. Accordingly, the Board recommends that you vote “FOR” each of the nominees.

Nominee	Principal Occupation	Age	Director Since	Audit Committee	Compensation Committee	Nominating and Governance Committee
A. Trem Smith	Board Chair, President and Chief Executive Officer of Berry	64	2017
Cary Baetz	Executive Vice President and Chief Financial Officer of Berry	55	2017
Brent Buckley	Managing Director, Benefit Street Partners	48	2017	w	w
Anne Mariucci ❖	Former President of Del Webb Corporation	62	2018		w	£
Don Paul	Faculty Member at University of Southern California, Executive Director of the Energy Institute, the William M. Keck Chair of Energy Resources, and Research Professor of Engineering; Former Vice President and Chief Technology Officer for Chevron	73	2019	w		w
C. Kent Potter	Former Executive Vice President and Chief Financial Officer of Lyondell Basell Industries	73	2018	£		w
Eugene Voiland	Former President and Chief Executive Officer of Aera Energy LLC	73	2017	w	£
£ Chair    w Member     ❖ Lead Independent Director
Our Board currently consists of seven members, 71% of whom are independent under the applicable SEC and NASDAQ rules and 14% of whom are female: Ms. Mariucci currently serves as our Lead Independent Director and Messrs. Buckley, Paul, Potter and Voiland are also independent under the applicable SEC and NASDAQ rules.
The Board seeks out, and the Board is comprised of, individuals whose knowledge, skills, and breadth and depth of experience complement those of other Board members. The Board believes that each nominee is highly qualified to serve as a member of our Board and that, through their respective backgrounds and track records of success in what we believe are highly relevant positions, these individuals contribute a wealth of talent and experience to the Board. Each nominee also contributes intangible qualities such as critical thinking and analysis, which, taken together, provide us with the variety and depth of knowledge, viewpoints and ideas necessary for effective oversight, direction and vision for the Company. Please see “Directors and Executive Officers” in this Proxy Statement for more detailed information about each nominee's individual experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a director.

There are no family relationships among any of the director nominees and our executive officers.
Please see “Security Ownership of Certain Beneficial Owners and Management” for information regarding each director nominee's holdings of equity securities of the Company.
Vote Information and Related Matters
The election of each director in this Proposal No. 1 requires the affirmative vote of a plurality of the votes validly cast at the election. You may vote for, or withhold your vote from, each (one, some or all) of the seven director nominees.
Each of the nominees has agreed to be named in the Proxy Statement and to serve if elected. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if re-elected. If a nominee becomes unable or unwilling to accept nomination or election prior to the 2020 Annual Meeting, either the number of our directors will be reduced or the persons acting under the proxies will vote for the election of a substitute nominee that the Board recommends.
If you are a stockholder of record as of the Record Date and you submit your proxy card (whether by Internet, phone or mail), the appointed proxies will vote your shares in accordance with your instructions. If you submit an executed proxy but do not provide voting instructions, your shares will be voted for the election of the director nominees.
If you hold shares through a broker, bank or other nominee, and you do not provide voting instructions to the nominee, the institution may not vote your shares. Your broker, banker or other nominee's inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.”
Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld and broker non-votes will not have any effect on the outcome of voting on director elections. However, under the Company's Majority Voting and Director Resignation Policy, in an uncontested election of directors, any nominee who receives a greater number of “withhold” votes with respect to his or her election than votes “for” his or her election shall, within five (5) business days following the certification of the stockholder vote, offer his or her written resignation to the Chair of the Nominating and Governance Committee for consideration by the Committee, and ultimately by the full Board, as to whether to accept such resignation.
Recommendation of the Board
The Board unanimously recommends that stockholders vote FOR the election of each of the director nominees.

DIRECTORS AND EXECUTIVE OFFICERS
Immediately following the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in “Proposal No. 1—Election of Directors” above, the members of our Board and executive team will be comprised of the following individuals, with the directors expected to serve until the 2021 annual meeting of stockholders:

Name	Age	Position
Brent Buckley(1)(2)	48	Independent Director
Anne Mariucci(2)(3)	62	Lead Independent Director
Don Paul(1)(3)	74	Independent Director
C. Kent Potter(1)(3)	73	Independent Director
Eugene Voiland(1)(2)	73	Independent Director
A. Trem Smith*	65	Board Chair, Chief Executive Officer and President
Cary Baetz*	55	Executive Vice President, Chief Financial Officer and Director
Gary Grove*	59	Executive Vice President and Chief Operating Officer
Danielle Hunter*	37	Executive Vice President, General Counsel and Corporate Secretary
Kurt Neher*	59	Executive Vice President, Business Development
Megan Silva*	39	Executive Vice President of Corporate Affairs
________________

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

*	Executive Officers
Director Nominations and Board Qualifications
We believe that, at a minimum, our directors should be persons of integrity, be able to exercise sound, mature and independent business judgment in the best interests of our stockholders as a whole, be recognized leaders in business or professional communities, have the knowledge, skills, experience, perspectives and personal attributes that complement those of other Board members and, as a whole, align with the Company’s needs, be able to actively participate in Board and committee meetings and related activities, be able to work professionally and effectively with other Board members and our management, be available to remain on the Board long enough to make an effective contribution, and have no material relationships with competitors, customers or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The chart below illustrates certain core competencies of our directors, based on prior direct management experience or extensive subject matter expertise:
Biographies of our Directors and Executive Officers
Described below are the principal occupations and directorships for at least the past five years of our current directors, which comprise the director nominees, as well as our executive officers. With respect to the director nominees, we have provided certain additional information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that each should continue to serve on the Board.
Brent Buckley has served as a director since February 2017 and served as Board Chair from June 2017 to February 2019. Mr. Buckley is a managing director with Benefit Street Partners, an alternative asset management fund, which he joined in September 2014. Prior to joining Benefit Street Partners, from February 2009 through September 2014, Mr. Buckley was engaged in personal business and devoting time to family matters. From March 2006 to February 2009, Mr. Buckley was a managing director at Centerbridge Partners, a multi-strategy private investment firm. Prior to Centerbridge Partners, Mr. Buckley worked in various roles at Deutsche Bank Securities and Merrill Lynch. Mr. Buckley received a Master of Arts from the University of Pennsylvania’s Graduate School of Arts & Sciences and a Bachelor of Science from the Wharton School at the University of Pennsylvania.
The Board believes that Mr. Buckley’s management, directorship and business experience and analytical skill in distressed credit and special situation investment activities bring important and valuable skills to the Board and us.
Anne Mariucci has served as a director since September 2018 and as lead independent director since February 2019. Ms. Mariucci serves on the boards of several public, private and non-profit companies, including: Southwest Gas Corporation (NYSE: SWX) since 2006, where she is a member of the compensation and nominating/governance committees and was previously a member of the audit committee and chair of the pension committee; CoreCivic, Inc. (NYSE: CXW) since 2011, where she is a member of the audit and compensation committees; and Taylor Morrison Home Corp. (NYSE: TMHC) since 2014, where she is a member of the audit committee and chair of the compensation committee. She is also currently on the board of Banner Health, one of the nation’s largest hospital/health care organizations, where she has served since 2015, chairs the investment committee and serves on the audit committee.

She has served as the General Partner of MFLP, a family office and investment entity, and related entities in excess of ten years. Ms. Mariucci’s deep corporate experience springs from a 30-year career in finance and real estate, primarily with Del Webb Corporation (NYSE: WBB), a real estate development company, where she served in a variety of capacities and ultimately as President before her retirement in 2004. Ms. Mariucci served as member of the Arizona Board of Regents from 2006 to 2014 and as chair from 2012 to 2014, and currently serves as a member of the Board of Arizona State University's Enterprise Partners. In addition, Ms. Mariucci has served as an investor and Advisory Board member of Hawkeye Partners, a real estate private equity firm, since 2010. She has held licenses as a CPA, FINRA Securities Principal, and FINRA Financial Principal. Ms. Mariucci received her Bachelor’s degree in Accounting and Finance from the University of Arizona and completed the Corporate Finance Executive Program at Stanford Graduate School of Business.
The Board believes that Ms. Mariucci’s background in corporate finance, together with her prior public board experience brings important and valuable skills to the Board and us.
Don Paul has served as a director since February 2019. He has been a member of the faculty at the University of Southern California (“USC”) since January 2009, and currently acts as Executive Director of the Energy Institute, the William M. Keck Chair of Energy Resources, and Research Professor of Engineering. Mr. Paul has been Senior Advisor at the Center for Strategic and International Studies in Washington D.C. since July 2008, and has been an academic member of the National Petroleum Council since 2010 when he was appointed by the U.S. Secretary of Energy. Mr. Paul has served on advisory boards at major universities (including USC, the Massachusetts Institute of Technology (“MIT”), Harvard, Rice, Stanford, and the University of Texas), governments and national laboratories, oil and gas companies, power utilities, and technology companies. Mr. Paul leads numerous programs including USC’s Laboratory for Energy Security Systems and Center on Smart Oil Field Technologies as well as the Industrial Advisory Board for the Department of Energy University Consortium on Fossil Energy Research.  He frequently speaks at national and international forums on the future of energy and energy security, cyber-security of energy systems, intelligent energy infrastructures, petroleum economics, and energy careers. Over a 33-year tenure at Chevron Corporation (NYSE: CVX), Mr. Paul held a variety of positions throughout the United States and overseas in research and technology, exploration and production operations, health, safety and environmental compliance, and executive management, including service as President of Chevron’s Canadian subsidiary, as senior compliance officer for Chevron’s health, environment and safety and global cyber-security functions and most recently as the Chevron’s Vice President and Chief Technology Officer when he retired in 2008. Mr. Paul received his Bachelor of Science degree in Applied Mathematics, Master of Science degree in Geology and Geophysics, and PhD in Geophysics from MIT.
Mr. Paul is a recognized authority in the study of our industry and brings a depth of understanding of the intersection of our industry and digital technology to the Board, particularly as it relates to the practical application of advanced digital technologies to enhancing performance of the oil and gas business, including cyber security.
C. Kent Potter has served as a director since September 2018. Mr. Potter is currently a member of the board of directors and chair of the audit committee of Polyus Gold PJSC, Russia’s largest gold mining company, where he has served since April 2016. He has served on the boards of directors of various chemical and mining companies including EuroChem Group AG, a global agrochemical producer from 2014 to December 2016, where he was audit committee chair, and SUEK PLC, Russia’s largest coal producer and exporter from 2013 to April 2016, where he was an audit committee member. He previously served as the Executive Vice President and Chief Financial Officer of Lyondell Basell Industries (NYSE: LYB) from 2009 to 2011, where he was responsible for all financial and information technology activities. His extensive career in the energy industry began with nearly 30 years at Chevron Corporation (NYSE: CVX), during which time Mr. Potter held various senior management positions and worked in planning, finance, and controllership management roles for Chevron throughout the United States and overseas, and was responsible for all financial functions of Chevron’s international exploration and production operations. Mr. Potter received a Bachelor of Science in Engineering from the University of California, Berkeley, and a Master of Business Administration (with an emphasis in Accounting and Finance) from its School of Business.
The Board believes that Mr. Potter’s extensive experience in the energy industry, together with his prior public and private board and accounting experience, brings important and valuable skills to the Board and us.

Eugene Voiland has served as a director since June 2017. Mr. Voiland is chair of the board and of the audit committee of Valley Republic Bank, where he has served as a member of the bank’s board of directors since 2008. He also maintains Voiland Enterprises LLC, an independent management consulting firm that he has used for periodic endeavors since 2007. Mr. Voiland is the retired President and Chief Executive Officer of Aera Energy LLC, a natural gas, oil exploration and production company, from 1997 to 2007. He has a long history in the energy industry, having worked over 28 years for Shell Oil Company before his service at Aera. During his career with Shell, he worked as an engineer and manager throughout the United States. He also held senior management positions with Shell, having been appointed General Manager of Engineering and General Manager of Corporate Planning. Mr. Voiland is a board member of Saltchuk Resources, a transportation company where he has served since 2010. He is also a past chair of the California State Chamber of Commerce. Mr. Voiland is a graduate of Washington State University with a Bachelor of Science in Chemical Engineering. He is a member of the WSU Foundation Board of Directors and the WSU Foundation Investment Committee.
The Board believes that Mr. Voiland’s experience in the energy industry, including his experience integrating operations of two separate business cultures to form and run the successful and efficient operations of the Aera joint venture, as well as his experience running two highly regulated businesses in California, together with his prior board experience brings important and valuable skills to the board of directors and us.
A. Trem Smith has served as Chief Executive Officer, President and a director since March 2017 and as Board Chair since February 2019. Prior to being named Chief Executive Officer, Mr. Smith began an informal consulting relationship with Berry in May 2016, followed by a formal consulting relationship in October 2016, then serving as interim Chief Executive Officer until his formal appointment in March 2017. Mr. Smith has over 36 years of experience in the oil and gas industry. In January 2014, Mr. Smith founded TS&J Consulting, where he served until joining Berry , which focused on providing consulting services to distressed companies and assets in the United States and United Kingdom. From January 2007 until January 2014, Mr. Smith was President and Chief Executive Officer at Hillwood International Energy, L.P. and HKN Energy Ltd., which focused on discoveries and production in the United States and northern Iraq. Mr. Smith spent 25 years of his career at Chevron Corporation (NYSE: CVX), from 1981 until 2006, where he served in a number of leadership positions with increasing responsibilities in Russia, Thailand and multiple locations in the United States, including La Habra and San Francisco, California. While at Chevron, Mr. Smith was exposed to all phases of the business, including production, operations, exploration, business development, mergers and acquisitions, finance and technology. Mr. Smith graduated magna cum laude from Amherst College with a major in Geology and minor in Russian and received a Master’s degree and PhD in Geology from Pennsylvania State University.
The Board believes that Mr. Smith’s knowledge and breadth of experience in all phases of oil and gas exploration and production spanning a career of over 35 years, and strategic management of domestic and international oil and gas assets and operations brings important and valuable skills to the Board and us.
Cary Baetz has served as Executive Vice President, Chief Financial Officer and a director since June 2017. Mr. Baetz previously served as Chief Financial Officer at Seventy Seven Energy Inc., a domestic oilfield services company, from June 2012 to April 2017. On June 7, 2016, Seventy Seven filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. From November 2010 to December 2011, Mr. Baetz served as Senior Vice President and Chief Financial Officer of Atrium Companies, Inc., a manufacturing company of windows and doors, and from August 2008 to September 2010, served as Chief Financial Officer of Boots & Coots International Well Control, Inc. From 2005 to 2008, Mr. Baetz served as Vice President of Finance, Treasurer and Assistant Secretary of Chaparral Steel Company, producer of structural steel beams. Prior to joining Chaparral, he had been employed since 1996 with Chaparral’s parent company, Texas Industries Inc. From 2002 to 2005, he served as Director of Corporate Finance of Texas Industries Inc. Mr. Baetz has led the sale of three public companies; has successfully completed two public spin-offs; and raised almost $5 billion in capital. Mr. Baetz holds a Bachelor of Science degree in Finance and Accounting from Oklahoma State University and a Master of Business Administration degree from the University of Arkansas.
The Board believes that Mr. Baetz is well-qualified to serve on our Board because of his extensive public energy company experience across the financial, strategic planning and investor relations areas.

Gary Grove has served as Executive Vice President and Chief Operating Officer since June 2017. Mr. Grove has over 35 years of experience in the oil and gas industry. Mr. Grove has served as President and Chief Executive Officer of his consulting firm Greyhaven Energy, LLC, from April 2014 to the present, providing strategic planning, technical and acquisition advisory services to oil and gas industry clients. After helping lead Bonanza Creek Energy, Inc. in its initial public offering in 2011, Mr. Grove served as a Director, Executive Vice President, Engineering and Planning and Chief Operating Officer of Bonanza Creek Energy from December 2011 to April 2014. He also served as Director, Executive Vice President and Chief Operating Officer of a number of Bonanza Creek Energy’s predecessor companies from March 2003 to December 2011. Prior to joining the Bonanza Creek entities, Mr. Grove held various reservoir engineering and management positions with UNOCAL and Nuevo Energy. Mr. Grove graduated from Marietta College with a Bachelor of Science degree in Petroleum Engineering.
Danielle Hunter has served as Executive Vice President, General Counsel and Corporate Secretary since January 2020. Prior to joining us, Ms. Hunter most recently served as Executive Vice President, General Counsel, Corporate Secretary and Chief Risk and Compliance Officer at C&J Energy Services, Inc., a well construction, completions, and services company, where she provided strategic counsel on a broad range of legal, business and operational matters for the company and its board of directors, including an IPO, several acquisitions, two public mergers, and a successful restructuring. She served at C&J from June 2011 through November 2019. She began her career at Vinson and Elkins in Houston in 2007 after graduating Magna Cum Laude from Tulane University Law School in 2006.
Kurt Neher has served as our Executive Vice President of Business Development since May 2017. Mr. Neher has over 30 years of diverse technical and commercial experience in the international and United States oil and gas exploration and production business with Shell, Occidental Petroleum Corporation, and California Resources Corporation. Between December 2014 and May 2017, Mr. Neher held the position of Vice President of Business Development at CRC, in which he led the company’s Business Development effort. Prior to joining CRC, Mr. Neher led Oxy’s California-focused exploration team and production geoscience effort from January 2008 to November 2014. From 1994 to 2008, he worked in various roles at Oxy, including as Chief Geologist, Worldwide Exploration Manager and Exploration Vice President, Ecuador. From 1990 to 1994, Mr. Neher held a number of different positions with Shell’s deepwater Gulf of Mexico group in New Orleans. Mr. Neher began his career in 1986 with Shell International in Houston. Mr. Neher has a Masters in Geology from the University of South Carolina and a Bachelors in Geology from Carleton College.
Megan Silva has served as our Executive Vice President of Corporate Affairs since February 2020. She was previously our Vice President of Corporate Affairs from July 2019 until February 2020 and our Vice President, Government, Regulatory and Environmental Affairs from April 2019 to July 2019. Ms. Silva has over 15 years of technical and corporate oil and gas experience with Chevron, Oxy and Aera Energy. From 2012 until joining us in April 2019, Ms. Silva worked in various leadership roles with Aera Energy, including engineering manager and manager of environmental and regulatory affairs. Ms. Silva began her career with Chevron as an offshore drilling engineer in the Gulf of Mexico. Ms. Silva has a Bachelor of Science in Petroleum Engineering from Montana Tech.

CORPORATE GOVERNANCE
    “We believe good governance is the foundation of success, which is exemplified by our strong track record of safety and environmental stewardship, our corporate culture, and the ‘Berry First’ principle that seeks a win-win approach for all of our stakeholders, including shareholders, employees, the environment, and the communities where we operate.”
– A. Trem Smith, Board Chair, President and Chief Executive Officer
Leadership Structure of our Board

• Board Chair, President and Chief Executive Officer - A. Trem Smith
• Lead Independent Director - Anne Mariucci
• 5 of 7 directors are independent
• Committees composed solely of independent directors
• Independent directors meet regularly in executive session
The Board believes that our leadership structure best suits the time commitments of its members while ensuring that Board discussion is pertinent and the views of independent directors are communicated to the full Board. We believe combining the position of Board Chair and Chief Executive Officer is in the best interests of the Company and our stockholders at this time and effectively balances strong leadership with oversight by interested and engaged independent directors who are led by a strong lead independent director.
Board of Directors
The Board oversees management of our business. During 2019, our Board held six meetings and each director attended at least 75% of all meetings of the Board and committees of which he or she was a member during the membership period. As specified in our Corporate Governance Guidelines, directors are encouraged to attend the annual meeting of stockholders. All directors attended the annual meeting of stockholders in 2019, and we expect that all directors will attend this year's virtual Annual Meeting.
In connection with our IPO in July 2018, we entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”). Under the Stockholders Agreement, we were required to take all necessary action to cause the following two individuals to be nominated for election as directors: (1) the individual serving as our Chief Executive Officer, and (2) one individual designated by Benefit Street Partners (for so long as Benefit Street Partners beneficially owns at least 10% of the common stock beneficially owned by all of the parties to the Stockholders Agreement). Mr. Smith has continued to serve as Chief Executive Officer and on our Board, and the designee of Benefit Street Partners was Brent S. Buckley, who also continues to serve on the Board. Oaktree Capital Management also previously had a right under the Stockholders Agreement to designate one individual for nomination for election as director, but effective September 12, 2018, Oaktree relinquished this right. The Stockholders Agreement terminated automatically on February 28, 2020 according to its terms.
In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties. Our Board believes that a diverse mix of skills, backgrounds, experiences and industry knowledge, as well as diversity of opinion and perspectives, including diversity of age, gender, ethnicity/race, education, and other attributes, enhances the quality of our Board’s deliberations, decision-making and overall effectiveness, and positions the Company for long-term success.
Each of our directors holds office for an approximately one year term to expire at the succeeding annual meeting of stockholders, and until such director's successor shall have been elected and qualified or until the earlier of such director's death, resignation, retirement, disqualification or removal.

Board Leadership
The Board maintains the flexibility to determine whether the roles of Board Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would not result in better governance or oversight. Our Governance Guidelines provide for the position of Independent Lead Director whenever the Chair of the Board is a director who does not qualify as an independent director.
Our Chief Executive Officer is responsible for setting our strategic direction, communicating, leading and working with the Board and for day-to-day leadership of the Company.
We currently have a Lead Independent Director, Ms. Mariucci, and our Chief Executive Officer serves as our Board Chair. Working with the Board’s independent directors and with our Chief Executive Officer who currently serves as Board Chair, our Lead Independent Director provides leadership, including presiding over Board meetings, in the event our Board Chair faces a conflict or is absent. Her responsibilities also include, among others, the facilitation of discussion amongst independent directors about Board and committee performance, effectiveness and composition; acting as a liaison between the Board Chair and independent directors; reviewing the results of Board self-evaluations; communicating with the Board Chair regarding any decisions reached, suggestions, views or concerns expressed by independent directors; providing the Board Chair with feedback and insight concerning interactions between the Board Chair and the Board; and being available for consultation and direct communication with major stockholders. Our Lead Independent Director also has the authority to call meetings of only independent directors and presides over executive sessions of the independent directors, which are typically held in connection with the regularly scheduled quarterly Board meetings and may be held in connection with other Board meetings as determined necessary and appropriate by the Lead Independent Director or as may be requested by another independent director.
Director Independence
The Board assesses director independence and committee membership independence pursuant to NASDAQ standards and applicable SEC rules each year. Pursuant to the NASDAQ independence standards, a director cannot be considered independent unless the Board affirmatively determines that he or she does not have any material relationship with management or the Company that may interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board also considers any of the bright-line relationships and transactions that would disqualify the director from being independent under NASDAQ rules.
The Board has assessed the independence of each non-employee director under NASDAQ general independence standards. The Board has determined that each of Ms. Mariucci and Messrs. Buckley, Paul, Potter and Voiland is independent for purposes of Board service. In connection with its assessment of the independence of each non-employee director, the Board also determined that (1) each of Messrs. Buckley, Paul, Potter and Voiland meet the heightened independence standards and experience requirements of Rule 10A-3 and Section 10A(m)(3)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under NASDAQ standards applicable to audit committee members; and (2) each of Ms. Mariucci and Messrs. Buckley and Voiland meet the heightened independence standards of Section 10C, Rule 10C-1 and Rule 16b-3(b)(3) of the Exchange Act and under NASDAQ standards applicable to members of compensation committee members.

Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Members in 2019	Kent Potter (Chair) Brent Buckley Don Paul Gene Voiland	Gene Voiland (Chair) Brent Buckley Anne Mariucci	Anne Mariucci (Chair) Don Paul Kent Potter
Number of 2019 Meetings	4	5	4
Audit Committee
Our Audit Committee is currently comprised of Messrs. Potter (Chair), Buckley, Paul and Voiland, with Mr. Paul joining the Committee in February 2019. The Board has determined that each of the Audit Committee members is “independent” consistent with our Corporate Governance Guidelines, the NASDAQ listing standards and the SEC rules applicable to boards of directors in general and audit committees in particular. The Board periodically (and at least annually) evaluates each of the members of the Audit Committee for financial literacy and the attributes of a financial expert. The Board has determined that each of the Audit Committee members is financially literate and that the Chair of the Audit Committee, Mr. Potter, is an “audit committee financial expert” as defined by the SEC.
The Audit Committee oversees, reviews, acts on and reports on various auditing, accounting, financial reporting and internal control matters to our Board, including:

•	the selection, performance and independence of our independent auditor,

•	independent auditor rotation and hiring of employees from our auditor,

•	the scope of our annual audits and services performed by the independent auditor,

•	the appointment of the internal audit leader and scope of internal audit responsibilities and activities,

•	our accounting policies and practices, and

•	matters relating to internal controls.
As part of this, the Audit Committee monitors the integrity of our financial statements and also oversees our processes and procedures with respect to risk assessment and risk management.
Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the Audit Committee Charter, a copy of which is available on our website at www.bry.com under the subheading “Governance.”
The Audit Committee held four meetings in 2019.
Compensation Committee
Our Compensation Committee is currently comprised of Messrs. Voiland (Chair) and Buckley and Ms. Mariucci. The Board has determined that each of the Compensation Committee members is "independent" consistent with our Corporate Governance Guidelines, the NASDAQ listing standards and SEC rules applicable to boards of directors in general and compensation committees in particular. In addition, the Board has determined that each of the Compensation Committee members qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
The Compensation Committee establishes salaries, incentives and other forms of compensation for executive officers and recommends compensation for non-employee directors to the Board. The Compensation Committee also administers our equity incentive plan and provides oversight of our human capital management policies, processes and practices related to the Company's workforce diversity, wage and opportunity equity, and inclusion goals. This includes reviewing the Company’s employment policies, processes and practices, as well as compensation and incentive structure, related to employee recruitment, retention and development, as well as succession planning, with a focus on the Company’s commitment to diversity, fairness and equality, and inclusion. Additionally the Compensation Committee assesses risks related to the Company’s human resource and employment policies, processes and practices, and compensation policies and programs, to help identify areas of improvement and best practices and to consider, on at least an annual basis, whether risks arising from such policies, programs, processes and practices for all employees are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill its purposes. The Compensation Committee may delegate to any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. The Compensation Committee will consult with our Chief Executive Officer when evaluating the performance of, and setting the compensation for, executive officers other than our Chief Executive Officer; other members of the Board and management periodically consult with the Compensation Committee regarding setting compensation for executive officers; however, no executive officer is involved in the approval of his or her own compensation.
The Compensation Committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors , including the authority to retain, approve the fees payable to, amend the engagement with and terminate any committee advisor, as it deems necessary or appropriate to fulfill its responsibilities.
In 2019, the Compensation Committee engaged Longnecker & Associates (the “Compensation Consultant”), directly as its independent compensation consultant to assist the committee in developing our compensation to be competitive with that of similarly situated public exploration and production peer companies. Specifically, the Compensation Consultant performed a thorough review of the executive compensation practices of the Company and other public exploration and production peer companies, and helped design a long-term incentive compensation program for our Named Executive Officers and other officers. In connection with the design of the long-term incentive program, the Compensation Committee granted our Named Executive Officers and other officers long-term incentives in March 2019. A Compensation Consultant representative attends Compensation Committee meetings, as requested, and communicates with the Chair of the Compensation Committee between meetings. However, no Compensation Consultant provides services for management related to compensation of our Named Executive Officers and other executive officers or for the Compensation Committee that are unrelated to the duties and responsibilities of the Compensation Committee. The Compensation Committee, at times in consultation with other members of the Board or with ratification of the full Board, makes all decisions regarding the compensation of our executive officers and directors. Compensation Consultants report directly to the Compensation Committee and all work conducted by a Compensation Consultant with respect to compensation of our Named Executive Officers and other executive officers is on behalf of the Compensation Committee.
The Compensation Committee regularly reviews the services provided by its outside consultants and believes that the Compensation Consultant is independent under applicable SEC rules in providing executive compensation consulting services. In February 2020, the Compensation Committee evaluated whether any work provided by its Compensation Consultant raised any conflict of interest and determined that it did not. The Compensation Committee continues to monitor the independence of the Compensation Consultants on a periodic basis.
Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the Compensation Committee Charter, a copy of which is available on our website at www.bry.com under the subheading “Governance.”
The Compensation Committee held five meetings in 2019.
Nominating and Governance Committee
Our Nominating and Governance Committee”) is currently comprised of Ms. Mariucci (Chair) and Messrs. Paul and Potter, with Mr. Paul joining the Committee in February 2019. The Board has determined that each of the Nominating and Governance Committee members is "independent" consistent with our Corporate Governance Guidelines, the NASDAQ listing standards and SEC rules applicable to boards of directors in general and nominating and governance committees in particular.
The Nominating and Governance Committee leads the Board's annual evaluation process; leads the Board's succession planning process, including the identification and assessment of qualified nominees to serve on the Board; oversees our corporate governance processes and management's implementation of our Code of Business Conduct and Ethics and other corporate governance policies; and maintains the executive succession plan. The Nominating and Governance Committee also has oversight responsibility with respect to ESG matters, which are the direct responsibility of our executive team, with day-to-day management led by our ESG Steering Committee and, through their direction and monitoring, carried out by our individual employees who are empowered to do the right thing. In 2020, we formalized the internal cross-functional ESG Steering Committee responsible for supporting the development and implementation of our overall ESG strategy, including policies and operational controls of environmental, health and safety, and social risks and opportunities, and providing reports to our Nominating and Governance Committee. The ESG Steering Committee is comprised of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Executive Vice President of Corporate Affairs and the heads of our Human Resources and Investor Relations teams. One of the responsibilities of the ESG Steering Committee is developing our ESG reporting, and the Nominating and Governance Committee is providing guidance on the development and formalization of the process for engagement and reporting on these important matters.
Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board, although the Nominating and Governance Committee may engage a professional search firm and may also consider nominees identified by management or stockholders. On the recommendation of the Nominating and Governance Committee, the Board recently amended the Company’s Corporate Governance Guidelines to affirmatively commit that candidates with a diversity of age, gender, ethnicity/race and education are included in any pool of candidates from which the Board nominees are chosen. In evaluating nominees, the Nominating and Governance Committee will consider the diversity of skills, experience, and background, and industry knowledge, as well as diversity of opinion and perspectives, including diversity of age, gender, ethnicity/race, education, and other attributes. The Nominating and Governance Committee also will consider the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors. Based on that analysis, the Committee will determine whether it would strengthen the Board to add a nominee with the background, experience, personal characteristics, or skills offered Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Corporate Secretary, 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248. To assist it in identifying director candidates, the Nominating and Governance Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of candidates. While we have not historically used search firms to identify directors, the Nominating and Governance Committee would provide guidance to any search firms it retains about the particular qualifications the Board is then seeking.
Additional information regarding the functions performed by the Nominating and Governance Committee and its membership is set forth in the Nominating and Governance Committee Charter, a copy of which is available on our website at www.bry.com under the subheading “Governance.”
The Nominating and Governance Committee held four meetings in 2019.
Board and Committee Evaluations
In 2019 the Board evaluated its functioning and the functioning of each of its committees. In addition, each director evaluated his or her peers. The evaluations were anonymous and results compiled externally to facilitate candor and obtain effective review. We used an external consultant to develop pertinent, effective questions for the Board and committee questionnaires used for the evaluations. The Board, each committee and management considered the results of the Board and committee evaluations and has worked to strengthen the relevant processes based on the aggregate responses. The Board Chair provided anonymous individual feedback to each director.
Code of Business Conduct and Ethics
Our Board adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NASDAQ. The Code addresses ethics, conflicts of interest, insider trading, confidentiality, discrimination and harassment, health, safety and the environment, payments to government officials, accounting matters, antitrust, use of corporate assets and use of social media among other matters. Any waiver of the Code may be made only by our Board. If the Company were to waive or materially amend any provision of the Code that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations, if any, with respect to any such waiver or material amendment by either posting such information on our website or by filing a Current Report on Form 8-K.
In March 2020, the Board amended the Code of Business Conduct and Ethics to, among other things, clarify that the guidelines apply to our business partners (for example, suppliers, vendors, agents, contractors and consultants) and other representatives when working with or on behalf of the Company and emphasize our commitment to diversity, inclusion, equality, safety, social justice, labor rights and human rights, through our own policies, processes and practices, as well as through our supply chain and external engagement.
Our of Business Conduct and Ethics can be viewed on our website at www.bry.com under the subheading “Governance.”

Corporate Governance Guidelines
The Board believes that sound governance practices and policies provide an important framework for fulfilling its duty to stockholders. Our Corporate Governance Guidelines address the matters shown below, among others:

• Board Size, Structure and Composition	• Service on Other Boards	• Board Chair
• Director Qualifications, Independence and Diversity	• Changes in Employment	• Board Meeting Agendas
• Director Responsibilities	• Board Evaluations	• Meetings of Independent Directors
• Board External Interaction	• Non-Employee Director Compensation	• Director Orientation and Education
• Attendance at Annual Meetings	• Stockholder Communication with Directors	• Committee Structure and Composition
• Succession Planning	• Governance Policies	• Compliance Monitoring
The Board recognizes the value of having directors from a wide variety of backgrounds who bring diverse opinions, perspectives, skills, experiences, backgrounds and orientations to its discussions and its decision-making processes. A diverse board enables a more balanced, wide-ranging discussion in the boardroom, and is also important to the Company’s stockholders, its management and employees. On the recommendation of the Nominating and Governance Committee, the Board recently amended the Company’s Corporate Governance Guidelines to affirmatively commit that candidates with a diversity of age, gender, ethnicity/race and education are included in any pool of candidates from which the Board nominees are chosen.
Our Corporate Governance Guidelines are posted on our website at www.bry.com under the subheading “Governance.”
Oversight of Risk Management
Risk management is a Company-wide responsibility and multi-department activity that involves the identification and assessment of a broad range of risks that could affect our ability to fulfill our business objectives or execute our corporate strategy and the development of plans to mitigate their effects. One of the Board’s important functions is to oversee the risk management efforts of our management team. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. The Board’s committees assist the Board in fulfilling its oversight responsibilities with respect to risks within its areas of responsibilities, as further discussed below.
The Board works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In setting and monitoring strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the strategy is consistent with the Company’s risk appetite. The Board regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability. The Board oversees these efforts in part through its various committees based on each committee’s responsibilities and expertise.
The Board implements its risk oversight responsibilities by having management provide periodic briefings on the Company's risk identification, assessment and management processes. Presentations and other information for the Board and committees generally identify and discuss relevant risks that the Company faces and how management is seeking to manage those risks if and when appropriate; and the Board and committee members assess and oversee risks in their review of the related business, financial, and other activity of the company. For example, the Board, among other things:
• reviews management's capital spending plans and operational progress against those plans, approves our capital budget and requires that management present for Board review significant departures from those plans;

• reviews management of our commodity price risk with executive management;
• monitors our liquidity profile and compliance with the financial covenants contained in our borrowing arrangements;
• has established specific dollar limits on the commitment authority of members of senior management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions;
• monitors our reserves estimates process and identification of resources;
• oversees our regulatory, ethics and other compliance efforts and permitting processes; and
• monitors our involvement in the legislative process.
The Audit Committee is responsible for overseeing our accounting and financial reporting processes and risks related to internal controls over financial reporting, the integrity of our financial statements and other financial risks, as well as our overall risk assessment and risk management policies and processes, including with respect to information technology systems, data privacy and security; business continuity; legal risks and operational risks. The members of our executive team, including our General Counsel who serves as chief compliance officer, our head of internal audit and our independent auditor report regularly to the Audit Committee on those subjects.
The Compensation Committee is responsible for overseeing risks related to the Company’s employment and compensation policies, programs, processes and practices, including providing oversight and guidance to management on our human capital management efforts designed to support our workforce diversity, equity and inclusion goals and ensuring that the Company's pay practices do not encourage unintended, excessive or otherwise inappropriate risk taking.
The Nominating and Governance Committee is responsible for overseeing our overall corporate governance program, including Board structure, composition and effectiveness, as well as Board and executive succession planning. The Nominating and Governance Committee is also responsible for overseeing the assessment and management of ESG risks and the development and implementation of our overall ESG strategy, stakeholder engagement and sustainability reporting.
We believe that our Board leadership structure supports its risk oversight function. Among other things, there is open and regular communication between management and the directors, which allows informed oversight of management's processes for identifying and managing significant risks and their impact on the Company's business.
Like other companies in our industry, we are actively assessing the impact of COVID-19, combined with the recent significant disruptions in the oil markets, on our business. We have assembled a cross-disciplinary crisis management team, which includes all our executive officers, for the continuous monitoring of the rapidly evolving situation and timely implementation of measures to help support safe and continuous operations and manage our liquidity and financial position.  The health, safety and well-being of our people and the communities, in which we live and work is paramount, and we are committed to being a responsible corporate citizen during this time of unprecedented crisis. Our Board has been actively engaged with management in monitoring the severe market developments and other effects of the COVID-19 outbreak, and management is in regular communication with the Board about the assessment and management of the significant risks to the Company and impact on our business.
Hedging and Pledging
We consider it improper and inappropriate for our employees and directors, to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, we subject trading in Berry securities to the following additional restrictions, to the extent applicable.
Short Sales. Employees and directors may not engage in short sales of our securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly Traded Options. Employees and directors may not engage in transactions in publicly traded options for our securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. We warn our employees and directors to use standing orders only for a very brief period of time and to place them with a broker to sell or purchase stock at a specified price that leaves no control over the timing of the transaction.
Margin Accounts and Pledges. Employees and directors may not hold Berry stock in a margin account or pledge Berry stock as collateral for a loan.
Hedging Transactions. Employees and directors may not engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which involve the establishment of a short position in our securities and limit or eliminate their ability to profit from an increase in the value of our securities or suffer from a decrease in such value.
Succession Planning
In 2019, we adopted a succession plan in the event of our Chief Executive Officer's death, disability, termination for cause, resignation and other situations in which it is impracticable for the Chief Executive Officer to continue effectively in that role. The Nominating and Governance Committee discusses normal succession matters periodically in its meetings.

SOCIAL RESPONSIBILITY AND SUSTAINABILITY

Environmental Stewardship	Social Responsibility	Corporate Governance

“Sustainable energy is the golden thread that connects economic growth, increased social equity, and an environment that allows the world to thrive.”
– U.N. Secretary General Ban Ki-moon
Our Approach
We aim to be part of the energy solution for the communities we serve and where we work, providing needed energy to support communities throughout California and beyond, contributing to community efforts to be cleaner and lessening, to the extent reasonably possible, any impact of our operations on our environment.
We intend to be a part of the bridge to our shared future envisioned by the communities we serve and where we work, by providing energy in an ever more sustainable manner while supporting economic growth, social equity and a clean environment. Berry is committed to partnering with the governing bodies to try to bring affordable energy to consumers in an environmentally responsible manner. We believe that replacing imported oil will help lower the overall environmental and social costs of using hydrocarbon fuels while maintaining the benefits provided by reliable, abundant, inexpensive energy.
We also believe that promoting a safe and healthy workplace, striving to operate without doing harm to the environment, and being a responsible corporate citizen will contribute to continued and improved business success through enhanced job productivity, lower costs, improved work quality and greater employee satisfaction. We monitor our Environmental, Health & Safety (“EH&S”) performance through various measures, holding our employees and contractors to high standards. Meeting corporate EH&S metrics is a part of our incentive programs for all employees.
ESG matters are managed within a governance structure that balances broad engagement across our organization while also providing a clear line of accountability, one of our core values. ESG issues are integrated into our overall corporate strategy and risk management activities: as we manage the strategic and operational issues critical to long-term value creation, we actively manage the significant opportunities and risks associated with ESG-related issue. The Board's Nominating and Governance Committee has oversight responsibility with respect to ESG matters, which are the direct responsibility of our executive team, with day-to-day management led by our ESG Steering Committee and, through their direction and monitoring, carried out by our individual employees who are empowered to do the right thing. In 2020, we formalized the internal cross-functional ESG Steering Committee responsible for supporting the development and implementation of our overall ESG strategy, including policies and operational controls of environmental, health and safety, and social risks and opportunities, and providing reports to our Nominating and Governance Committee. The ESG Steering Committee is comprised of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, Executive Vice President of Corporate Affairs and the heads of our Human Resources and Investor Relations teams.
One of the responsibilities of the ESG Steering Committee is developing our ESG reporting, and we are formalizing how we engage with our stakeholders on these important issues. Although we are still in the early stages of our engagement and reporting initiative, our Board and entire leadership team is committed to ensuring our continued and timely progress. We have introduced initial disclosures about ESG matters on our website as well as in this Proxy Statement, which we will continued to expand and intend to develop into a formal sustainability report.
Public Policy Engagement
We are committed to partnering with the state of California to bring affordable energy to all Californians in an environmentally sensitive and responsible manner. We have and will continue to proactively engage with the California executive and legislative communities and regulatory agencies in order to realize the full potential of our resources in a timely fashion and in a manner that safeguards people and the environment and complies with existing laws and regulations. Legislation and regulation can have significant effects on the success of our business. As a company we engage in the legislative and rule-making process indirectly through trade organizations, directly through lobbying and supporting candidates and political organizations that advance our corporate interests and directly through conversations by management and employees with regulators, legislators and others in government. Our policy on political engagement requires inclusion of our Executive Vice President of Corporate Affairs and our General Counsel in order to facilitate compliance with local, state and federal laws.
Environment
As part of our commitment to responsible environmental stewardship, we aim for 100% compliance with all legal requirements relating to our operations, including standards relating to air, water and greenhouse gas emissions. We work to reduce greenhouse gas emissions from our operations including using co-generation power plants that reuse heat to produce both steam and electricity together, and applying supervisory control and data acquisition systems to help capture gas that would otherwise leak from tanks and wells. We report our GHG emissions to both the California Air Resources Board under California’s Global Warming Solutions Act and the U.S. Environmental Protection Agency under the Clean Air Act.
In addition, as a responsive and responsible energy partner, in 2019 we increased our plugging and abandonment spending and activities to go above and beyond the state requirements for idle well managements.
Water Usage
We recognize that water is a valuable resource and we seek to use it efficiently. As part of our operations, we reuse the majority of water that we produce in our operations. We re-inject produced water that is not re-used or recycled into reservoirs of water that is generally unsuitable for other uses using regulated wells.
The United Nations defines “water stress” as the symptoms of water scarcity or shortage, including widespread, frequent and serious restrictions on use, growing conflict between users and competition for water, declining standards of reliability and service, harvest failures and food insecurity. The U.N. generally finds that the United States has low water stress, however, we are sensitive to the growing pressures on water needs in the specific communities we operate and consider opportunities to more efficiently use and re-use water and participate in local groundwater management organizations.
Safety
We promote a safety first culture. We want everyone who works for us to return safely home every day. We clearly communicate our emergency response plans, make them accessible and conduct periodic drills to provide training to our employees. We remind everyone to remain vigilant and report injuries so we can avoid them in the future. Through our Berry Systems & Actions for Excellence (“BSAFE”) model, we make health and safety considerations an integral part of our day-to-day operations and incorporate them into the decision-making process for our Board, management and all employees. Our operations are assessed at predetermined frequencies to establish the degree to which BSAFE expectations are met. Findings of these assessments are used to make improvements as appropriate. Meeting meaningful EH&S organizational metrics is a part of our incentive programs for all employees.

We have had no fatalities among our employees or contractors since 2017 (at least) when we began operating under new management. We conduct pre-contract review of our contractor training records and health and safety programs and take various precautions including registration and training before contractors enter our worksites and periodic audits of compliance with our plans, programs and procedures.
Diversity, Inclusion and Workplace Culture
We are committed to attracting, developing and retaining a highly qualified, diverse and dedicated work force. We promote a workplace culture of inclusiveness, dignity and respect for all employees as well as a safe, appropriate, and productive work environment. Accordingly, we prohibit unlawful harassment and discrimination at our work facilities, as well as off-site, including business trips, business functions, and company-sponsored events. These requirements also apply to employees during non-working hours if such actions adversely affect other employees. In particular, our Code of Conduct prohibits any form of degrading, offensive, or intimidating conduct based on a person’s:
•gender,
•color,
•race,
•religion,
•sexual orientation,
•national origin,
•citizenship,
•age,
•disability,
•veteran status,
•pregnancy,
•genetic information, or
•any other characteristic protected by law

Berry is similarly dedicated to this policy with respect to recruitment, hiring, placement, promotion, transfer, training, compensation, benefits, employee activities and general treatment during employment. The Compensation Committee has oversight responsibilities for the Company’s human capital management policies, processes and practices related to workforce diversity, wage and opportunity, equity, and inclusion. This includes reviewing the Company’s employment policies, processes and practices, as well as compensation and incentive structure, related to employee recruitment, retention and development, as well as succession planning, with a focus on the Company’s commitment to diversity, fairness and equality, and inclusion.

As a result of our efforts, we have attracted and retained highly talented and experienced women to our workforce in positions across our organization. Currently, our executive team is 33% women and our total workforce is approximately 20% women, which based on available data we believe is higher than the U.S. industry average.

At Berry, we believe that fair and equitable pay is an essential element of any successful organization and we offer comprehensive and competitive benefits to attract, motivate and retain exceptional talent. In addition, we assist our employees in meeting their career goals through a range of development tools, resources and opportunities.
Berry actively takes an interest in making sure all employees are fully engaged and realizing their potential. We use a variety of channels to facilitate open and direct communication, including open forums with executives through periodic Town Hall meetings and continuous opportunities for discussion and feedback between employees and managers, including performance conversations and reviews. We conduct annual employee engagement surveys to understand employees’ views and measure the impact of our human capital management initiatives and programs.

We seek to drive sustainable benefits in the communities where we operate through engagement, community service and charitable contributions. We focus our volunteer efforts and contributions to organizations and projects aligned with community focus areas and local needs. In addition, we participate in various recruitment outreach programs, including local university job fairs, career expos and internship opportunities, as well as middle school and high school educational sessions and career days.

STOCKHOLDER ENGAGEMENT & COMMUNICATION WITH THE BOARD
Our relationship and on-going dialogue with YOU, our stockholders, is an important part of our Board’s and our executive team’s corporate governance commitment. Building trust with stockholders is important to us and is significantly aided by understanding stockholder viewpoints, priorities and motivations. This understanding and trust is key as we seek to optimize long-term benefits for the Company while reconciling sometimes disparate stakeholders’ wants and needs (investors, employees, customers, suppliers, etc.).
The Board welcomes communications from our stockholders and other interested parties. We actively seek input from our stockholders because we value the contribution stockholder engagement gives to overall business success. Our executives meet with stockholders regularly and discuss a variety of matters, including common investor interests, ESG matters and emerging issues. We provide our Board with reports on the key themes and results of these discussions.
In 2019 we held discussions with stockholders representing over 78% of our outstanding stock in person or through telephone calls. In addition, in 2019, we engaged an independent third party to conduct an investor perception study, eliciting feedback from past, current and potential stockholders and sell-side analysts, seeking to better understand how Berry is viewed and valued. The feedback from this comprehensive study was reported to the Board periodically during November 2019 and is being used to strengthen and improve our investor relations program. We also held a conference for analysts and investors on May 16, 2019, which provided the opportunity to meet and engage with executive and senior management and to learn more about our strategy, vision and framework for success. Based on these discussions we actively studied changing our methods of returning value to stockholders, including through share repurchases, debt repurchases, special dividends, improved action on, and disclosure of, ESG matters, opportunities to increase the scale of our operations and our governance structure.
In 2020, we established a dedicated email box which is directed to our General Counsel, who also serves as Corporate Secretary, to provide a more direct path for any stockholder to reach out to the Company’s executive team and Board. The Board recommends that stockholders initiate communications with the Board (including the Board Chair, Lead Independent Director, the chair of any committee, the independent directors as a group and/or any Board member) by writing to our Corporate Secretary. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board (including the Chair and any Board committee) and, at the Corporate Secretary’s discretion, to forward those items deemed appropriate for the Board’s consideration as soon as reasonably practicable following receipt.
Stockholders and other interested parties may communicate with our executive team or the Board (including the Board Chair, Lead Independent Director, the chair of any committee, the independent directors as a group and/or any Board member) by emailing StakeholderEngagement@bry.com or writing to the following address: Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication.
Copies of our committee charters, Code of Conduct and Corporate Governance Guidelines are available without charge to any person who requests them. Requests should be directed to StakeholderEngagement@bry.com or Berry Petroleum Corporation, Attn: Corporate Secretary, 16000 N. Dallas Pkwy., Suite 500, Dallas, Texas 75248.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm retained to audit our financial statements.

The Audit Committee has appointed and retained KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Board is submitting the selection of KPMG as independent auditor for ratification during the Annual Meeting. The Board and the Audit Committee believe the submission provides an opportunity for stockholders to communicate with the Board and the Audit Committee through their vote about an important aspect of corporate governance. If stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the selection of that firm as our independent auditor.

Although ratification is not required by our bylaws or otherwise, as a matter of good corporate governance, we are asking our stockholders to approve the appointment of KPMG as our independent registered public accounting firm. If the selection of KPMG is not approved, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection of KPMG is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and in the best interest of the Company and our stockholders.
KPMG has been our independent registered public accounting firm since February 2017. KPMG was also our predecessor company’s independent registered public accounting firm. The Audit Committee considers KPMG to be well-qualified and recommends that the stockholders vote for ratification of this appointment.
A representative of KPMG is expected to be present during the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions from stockholders.
Voting Information and Related Matters
You may vote for, against, or abstain from voting on this Proposal 2. Approval requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter; a vote to ABSTAIN will have no effect on the outcome of this proposal.
If you are a stockholder of record and you submit your proxy card (whether by mail, online or phone), the appointed proxies will vote your shares in accordance with your instructions. If you do not indicate how the proxies should vote, the proxies will vote your shares for this proposal.
If you hold shares through a broker, bank or other nominee, the nominee will have discretionary authority to vote on this proposal, and a vote to ABSTAIN will have no effect on the outcome of this proposal.
Recommendation of the Board
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

OTHER AUDIT COMMITTEE MATTERS
Audit and Other Fees
The table below sets forth the aggregate fees billed by KPMG, our independent registered public accounting firm, with respect to the last two fiscal years; the Audit Committee pre-approved all of the services provided by the independent auditor.

	2019	2018
Audit Fees(1)	$1,124,650	$1,513,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(3)	—	—
Total Fees	$1,124,650	$1,513,500
________________

(1)
Audit Fees include fees necessary to perform the annual audit and quarterly reviews of our consolidated financial statements, and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, consents, other attestation services, and assistance with, and review of, documents filed with the SEC. These fees also include accounting consultations performed in conjunction with these audits.

(2)	No Audit-Related Fees were incurred in 2019 or 2018.

(3)	No Tax Fees or Other Fees were incurred in 2019 or 2018.

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the work of our independent auditor. The Audit Committee also is directly responsible for reviewing the independence and quality control procedures of the independent auditor, reviewing and evaluating the lead partner of the independent auditor, and overseeing the work of the independent auditor.
The Audit Committee adopted a pre-approval policy requiring the pre-approval, by the Audit Committee, of all audit and non-audit services performed by the independent auditor. Although it has not had to pre-approve any non-audit services to date, the Audit Committee would consider, among other factors, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee chair has the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. The duties of the Audit Committee with respect to the independent registered public account firm are further described in the “Audit Committee Charter”, a copy of which is posted on our website.
Report of the Audit Committee
The Audit Committee is appointed by the Board of the Company to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements; (2) the independence, qualifications and performance of the Company’s independent registered public accounting firm; (3) the effectiveness and performance of the Company’s internal audit function; and (4) other matters as set forth in the charter of the Audit Committee, which was approved by the Board.
Management is responsible for the preparation of the Company’s financial statements and its financial reporting processes, including the systems of internal controls and disclosure controls and procedures. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s financial statements and expressing opinions on the conformity of the Company’s financial statements to generally accepted accounting principles in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of the Company for the year ended December 31, 2019. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm regarding, and discussed with the independent registered public accounting firm, the matters required to be discussed by applicable standards adopted by the PCAOB, including matters concerning the independence of the independent registered public accounting firm. The Audit Committee has discussed with KPMG, KPMG’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors,

C. Kent Potter, Chair Brent Buckley, Member Eugene Voiland, Member Don Paul, Member
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

EXECUTIVE COMPENSATION
Executive Compensation
Overview and Named Executive Officers
We are currently considered an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. As such, we are subject to reduced compensation disclosure requirements. In accordance with such rules, we are required to provide only a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to our “named executive officers,” who are the individuals who served as our principal executive officer and our two other most highly compensated officers who served as executive officers during the last completed fiscal year (our “Named Executive Officers”). For purposes of this Proxy Statement, our Named Executive Officers are:

Name	Principal Position
A. Trem Smith	Board Chair, Chief Executive Officer and President
Cary Baetz	Executive Vice President and Chief Financial Officer
Gary Grove	Executive Vice President and Chief Operating Officer
Summary Compensation Table
The following table summarizes the compensation earned by our Named Executive Officers for services rendered during each of the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
A. Trem Smith	2019	$650,000	$4,200,000	$364,000	$118,892	$5,332,892
Board Chair, Chief Executive Officer and President	2018	$650,000	$—	$643,500	$79,025	$1,372,525

Cary Baetz	2019	$500,000	$2,000,000	$280,000	$49,506	$2,829,506
Executive Vice President and Chief Financial Officer	2018	$500,000	$—	$495,000	$49,045	$1,044,045

Gary Grove	2019	$450,000	$1,800,000	$252,000	$16,800	$2,518,800
Executive Vice President and Chief Operating Officer	2018	$450,000	$—	$445,500	$16,500	$912,000

________________
(1)    Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 (“ASC 718”), of the awards of restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to each Named Executive Officer during fiscal year 2019. No grants of stock awards were made in 2018. The number of RSUs and PSUs granted was determined by dividing the value of such grants (as established by the Compensation Committee in November 2018) by the market price of a share of common stock at the close of the market on the grant date of March 1, 2019, which was $12.75. The grant date value per RSU and PSU was $12.75 each, with the grant date value of (a) the RSUs calculated by multiplying the number of RSUs granted by the value of a share of our common stock on the date the number of shares per award was known and (b) the PSUs calculated using a Monte Carlo Simulation Model. For additional information, please see Note 6 of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Plan” in this Proxy Statement.
(2)    Amounts represent awards under the Annual Incentive Plan. See “—Narrative Disclosure to Summary Compensation Table—Annual Incentive Plan” for additional information.
(3)    Amounts reported in the “All Other Compensation” column include Company matching contributions to the Named Executive Officers’ 401(k) plan accounts, California tax reimbursements, and other perquisites and benefits, which are shown in the following table and further described in “—Narrative Disclosure to Summary Compensation Table—Employment Agreements” and “—Narrative Disclosures to Summary Compensation Table—Other Compensation Elements.”

Named Executive Officer	Year	Company 401(k) Plan Contributions ($)	California Tax Reimbursements ($)	Other ($)	Total ($)
A. Trem Smith	2019	$16,800	$102,092	$—	$118,892
	2018	$16,500	$62,525	$—	$79,025
Cary Baetz	2019	$16,800	$32,706	$—	$49,506
	2018	$16,500	$32,545	$—	$49,045
Gary Grove	2019	$16,800	$—	$—	$16,800
	2018	$16,500	$—	$—	$16,500
Narrative Disclosure to Summary Compensation Table
Our executive compensation program is overseen by our Compensation Committee, with input from our management and independent compensation consultant, Longnecker and Associates. Among other matters, the Compensation Committee is responsible for making compensation decisions involving our Chief Executive Officer and other executive officers and evaluating performance for compensatory purposes.
Employment Agreements
We entered into amended and restated employment agreements with each of our Named Executive Officers on August 22, 2018 (the “Employment Agreements”). The Employment Agreements provide the Named Executive Officers with (a) an annualized base salary of $650,000 for Mr. Smith, $500,000 for Mr. Baetz and $450,000 for Mr. Grove, (b) an annual incentive opportunity (as described below in “—Annual Incentive Plan”), (c) annual equity awards in an amount determined by our Board or Compensation Committee following evaluation of individual performance and then-current market compensation levels, among other relevant factors, and (d) for Messrs. Smith and Baetz, a tax gross-up payment to the extent any of their compensation is subject to California state income taxes.
The Employment Agreements contain certain restrictive covenants, including non-competition and non-solicitation covenants that are applicable during the executive’s term of employment and following a termination of employment. In the case of Mr. Smith, such restrictive covenants would be applicable for a period of two years following a termination of employment. In the case of Messrs. Baetz and Grove, the duration of these restrictive covenants following a termination of employment may be either two years (upon a termination by the Company without “Cause” or by the executive for “Good Reason,” in each case, during the 12-month period following a Sale of the Company (as defined in the applicable Employment Agreement)) or 18 months (for all other terminations). The Employment Agreements also include restrictions on disclosure of confidential information. The Employment Agreements also provide for certain severance and change in control benefits as described below in the section titled “-Additional Narrative Disclosure-Potential Payments Upon Termination or Change in Control.”
Long-Term Incentive Plan (“LTIP”)
On June 27, 2018, our Board approved the Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan (the “Omnibus Plan”), which permits the grant of various types of equity, equity-based, and cash awards to employees, directors and consultants. The purpose of the Omnibus Plan is to provide a means to attract and retain qualified service providers by affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company. The Omnibus Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of the Company and their desire to remain in its employ.
While performance-based equity awards that are directly tied to total stockholder return are a significant portion of the long-term incentive equity awards (“LTI Awards”) granted to our Named Executive Officers pursuant to the Omnibus Plan, we also recognize the retentive value of time-based awards, and believe that well-rounded long-term equity-based compensation also provides executives with a certain amount of time-based awards to avoid incentivizing excessive risk taking.
Restricted Stock Units (“RSUs”): On March 1, 2019, we granted equity awards to our Named Executive Officers, 40% of which was comprised of RSUs. The number of RSUs granted was determined by dividing the value of such grants (as established by the Compensation Committee in November 2018) by the market price of a share of common stock at the close of the market on the grant date, which was $12.75. These RSUs are subject to a time-based vesting schedule, vesting in equal annual increments over a three-year period beginning March 1, 2019, subject to continued employment of the Named Executive Officer (with certain exceptions).
Performance Stock Units (“PSUs”): The remaining 60% of the equity awards granted to our Named Executive Officers on March 31, 2019, consisted of PSUs. The number of PSUs granted was determined by dividing the value of such grants (as established by the Compensation Committee in November 2018) by the market price of a share of common stock at the close of the market on the grant date, which was $12.75. The PSUs will vest, if at all, based on a total stockholder return (“TSR”) performance metric, measured as the capital gains per share of stock plus dividends paid assuming reinvestment, over a performance period from July 26, 2018 through December 31, 2020. Vesting of the PSUs is based on both absolute total stockholder return (“Absolute TSR”) and relative total stockholder return (“Relative TSR”) as compared to TSR of the companies in the Vanguard World Fund - Vanguard Energy ETF index (the “Index”). In the event Relative TSR performance is in the bottom 15% of the Index, none of the PSUs will vest regardless of Absolute TSR performance. When Relative TSR performance is at the top of the Index, between 120% and 200% of the number of PSUs are eligible to vest, subject to continued employment of the Named Executive Officer. The PSUs are only eligible to vest at 100% or higher if Relative TSR performance is above the median of the Index.
The table below shows the TSR metrics to be used to determine vesting of the PSUs based on our Absolute TSR and TSR relative to the Index for the performance period, provided the Named Executive Officer remains employed through February 28, 2021.

Relative TSR (Vanguard Energy ETF)	1	120%	140%	160%	180%	200%	200%	200%	200%	200%
	2	100%	120%	140%	160%	180%	180%	180%	180%	180%
	3	80%	100%	120%	140%	160%	160%	160%	160%	160%
	4	60%	80%	100%	120%	140%	140%	140%	140%	140%
	5	50%	60%	80%	100%	120%	120%	120%	120%	120%
	6	40%	50%	60%	80%	100%	100%	100%	100%	100%
	7	20%	40%	50%	60%	80%	80%	80%	80%	80%
	8	—%	20%	40%	50%	60%	60%	60%	60%	60%
	9	—%	—%	20%	40%	50%	50%	50%	50%	50%
	10	—%	—%	—%	20%	40%	40%	40%	40%	40%
	11	—%	—%	—%	—%	20%	20%	20%	20%	20%
	12	—%	—%	—%	—%	—%	—%	—%	—%	—%
	13	—%	—%	—%	—%	—%	—%	—%	—%	—%
		<(20)%	(15)%	(10)%	(5)%	—%	5%	10%	15%	>20%
	Absolute TSR (Berry)
Annual Incentive Plan (“AIP”)
Under the Employment Agreements, each of the Named Executive Officers is eligible to receive an annual award under the Annual Incentive Plan of up to 100% of base salary at target level and 200% of base salary at maximum level. For performance between “threshold” and the “target” and between “target” and the “maximum,” linear interpolation is used to determine the payout percentage. Awards under the AIP are paid in cash and are based on the participant’s eligible earnings received during the fiscal year.
The AIP is designed to promote the achievement of financial, operating and strategic results that are aligned with creation of stockholder value. The performance measures, and the weighting of those metrics, are determined by the Compensation Committee on an annual basis. Separately, while the Compensation Committee has adopted and fully endorses a formula-driven approach for bonuses generally, it also retains the right to grant strategic discretionary cash awards in such amounts and subject to such terms as the Compensation Committee determines to be appropriate - which it may choose to exercise to account for extraordinary matters, macroeconomic events, other events beyond management’s control and other matters. The Compensation Committee may also exercise negative discretion in the determination of the AIP payout, for example based on economic conditions at the time of the payout.
For 2019, the AIP for the Named Executive Officers was based on the organizational quantitative performance metrics, with the specific weightings described in the table below. As reflected in the table below, based on the Company's performance under each of the performance metrics, the payout to the Named Executive Officer's was approximately 56% of target in total.

PERFORMANCE MEASURES	WEIGHTING	LEVEL OF ACHIEVEMENT
FINANCIAL
Total Opex per BOE ($/BOE)(1)(2)	22%	7%
Adjusted G&A ($/BOE)(3)	22%	—%
Adjusted EBITDA ($)(4)	22%	15%
OPERATIONS
Production (MBOE)	22%	18%
SAFETY
Total Recordable Incident Rate(5)	4%	8%
Lost Time Incident Rate(6)	4%	8%
Incentive Value Lost (7)	4%	—%
________________
(1)    Excludes long- and short- term incentive programs.
(2)    Lease operating expenses, electricity generation expenses, transportation expenses, and marketing expenses, offset by the third-party revenues generated by electricity, transportation and marketing activities, as well as the effect of derivative settlements (received or paid) for gas purchases.
(3)    General and administrative expenses calculated in accordance with GAAP, less non-recurring restructuring and other reorganization costs and non-cash stock compensation expense and short-term incentive expense.
(4)    Calculated as earnings before interest expense; income taxes; depreciation, depletion and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; non-cash stock compensation expense and incentive expense and other unusual, out-of-period and infrequent items, such as restructuring and reorganization costs, less short-term incentive expense.
(5)    Calculated in alignment with Occupational Safety and Health Administration (“OSHA”) methodology, the number of recordable incidents per 200,000 work hours (i.e., 100 full-time workers), per year.
(6)    Calculated in alignment with OSHA methodology, the number of incidents that contained lost work days, per 200,000 work hours (i.e., 100 full-time workers), per year.
(7)    In alignment with API standards and industry practices, calculated based on direct costs of EHS incidents, such as the cost of repairs or replacement, cleanup, material disposal, environmental remediation and emergency response; excludes indirect cost, such as business opportunity, business interruption and feedstock/product losses, loss of profits due to equipment outages, cost of obtaining or operating temporary facilities, or cost of obtaining replacement products to meet customer demand.
Other Compensation Elements
We offer participation in a broad-based retirement plan intended to provide benefits under section 401(k) of the U.S. Internal Revenue Code pursuant to which our employees, including our Named Executive Officers, are permitted to contribute a portion of their eligible compensation to a tax-qualified retirement account. We also provide discretionary matching contributions under the 401(k) plan currently equal to 100% of the first 6% of eligible compensation contributed to the 401(k) plan. All matching contributions vest immediately.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2019.

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock that Had Not Vested (#)(1)		Market Value of Shares or Units of Stock that Had Not Vested ($)(1)
A. Trem Smith
RSUs	06/22/2017	66,666	(2)	$628,660
PSUs	06/22/2017	—	(3)	$—
RSUs	03/01/2019	131,765	(4)	$1,242,544
PSUs	03/01/2019	197,647	(5)	$1,863,811
Cary Baetz
RSUs	06/29/2017	50,000	(1)	$471,500
PSUs	06/29/2017	—	(3)	$—
RSUs	03/01/2019	62,745	(4)	$591,685
PSUs	03/01/2019	94,118	(5)	$887,533
Gary Grove
RSUs	06/29/2017	45,000	(1)	$424,350
PSUs	06/29/2017	—	(3)	$—
RSUs	03/01/2019	56,470	(4)	$532,512
PSUs	03/01/2019	84,706	(5)	$798,778
________________
(1)    Represents equity awards outstanding as of December 31, 2019. These amounts are calculated by multiplying the number of outstanding awards on December 31, 2019 by the closing price of a share of our common stock on such date, which was $9.43.
(2)    One-third of the RSUs vest on each of the first anniversaries of March 1, 2018 for Mr. Smith, June 20, 2018 for Mr. Baetz and June 15, 2018 for Mr. Grove.
(3)    The PSUs have a performance period from the grant date of the awards through June 30, 2020. One-third of the PSUs vested on each of October 2, 2018 and October 5, 2018 and the remaining one-third (66,000 PSUs for Mr. Smith, 50,000 PSUs for Mr. Baetz, and 45,000 PSUs for Mr. Grove) will vest only if the volume weighted average price of our common stock equals or exceeds $17.00 for 30 consecutive trading days during the performance period. Pursuant to applicable SEC rules, because performance for these unvested PSU awards has not yet been met and these unvested 2017 PSU awards will only vest if the stock price performance condition is met, and based on the Company's historical and current stock price, these amounts are based on the assumption that none of these PSUs that are eligible to vest will vest.
(4)    One-third of the RSUs vest on each of the first three anniversaries of the grant date, March 1, 2019.
(5)    These PSUs have a performance period from the grant date of the awards to December 31, 2020. Pursuant to applicable SEC rules, these awards are presented at target. For additional information about the performance-based vesting requirements, please see “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Plan—Performance Stock Units (PSUs)” in this Proxy Statement.
Additional Narrative Disclosure
Actions Taken Since Fiscal Year End
We entered into amended and restated employment agreements with each of our Named Executive Officer, effective March 1, 2020 (the “Amended Employment Agreements”). The Amended Employment Agreements (i) are in effect for an initial term of three years, with automatic one-year renewal terms unless either party provides notice of non-renewal of the agreement, (ii) modify the termination of employment and change in control benefits provided to the Named Executive Officers, as described below in the section titled “—Additional Narrative Disclosure-Potential Payments Upon Termination or Change in Control,” (iii) provide for certain restrictive covenants for a two year period following a termination of the Named Executive Officer’s employment for any reason, and (iv) made certain immaterial changes to harmonize the terms among the Named Executive Officers’ employment agreements. All other material terms contained in the Employment Agreements remain substantially unchanged in the Amended Employment Agreements.

Potential Payments Upon Termination or Change in Control
Termination of Employment under the Amended Employment Agreements
Under the Amended Employment Agreements, if the applicable Named Executive Officer’s employment is terminated without “Cause” (including due to death or disability), by the Named Executive Officer for “Good Reason” or if we elect not to renew the term of the Amended Employment Agreement, in each case, other than during the 12-month period following a Sale of the Company, then the Named Executive Officer is eligible to receive salary continuation payments payable in 24 substantially equal monthly installments. The salary continuation payments are equal to two times the sum of the Named Executive Officer’s base salary and his target AIP payment for the year in which the termination of the Named Executive Officer’s employment occurs. Each Named Executive Officer is also eligible to receive a lump-sum payment of any earned but unpaid AIP payment for the calendar year ending prior to the termination date and a prorated AIP payment for the year in which the termination occurs. Each Named Executive Officer is also eligible for up to 18 months of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under our group health plans.
Each Named Executive Officer is also eligible for up to 18 months of COBRA continuation coverage under our group health plans.
Each Named Executive Officer is also eligible to receive certain additional benefits in the event his employment terminates within the 12-month period following a Sale of the Company, as described below in “—Change in Control under the Amended Employment Agreements.”
The severance benefits described above are subject to the Named Executive Officer’s execution, delivery and non-revocation of a release of claims in favor of us and continued compliance with applicable restrictive covenants.
Under the Amended Employment Agreements, “Cause” generally means, with respect to a Named Executive Officer, any of the following: (i) the repeated failure to fulfill his obligations with respect to his employment; (ii) a conviction of, or plea of guilty or no contest to, a felony or to a crime involving moral turpitude resulting in financial or reputational harm to us or any of our affiliates; (iii) engagement in conduct that constitutes gross negligence or gross misconduct in carrying out his job duties; (iv) a material violation of any restrictive covenant to which he is subject; (v) any act involving dishonesty relating to, and adversely affecting, our business; or (vi) a material breach of our written code of ethics or any of our other material written policies or regulations (and in the case of (i) and (vi), if able to be cured, remaining uncured for 30 days following written notice from us).
Under the Amended Employment Agreements, “Good Reason” generally means the occurrence of any of the following without the Named Executive Officer’s consent: (i) a material reduction in base salary, other than reductions of less than 10% as part of reductions to base salaries of all similarly situated executives; (ii) a permanent relocation of his principal place of employment by more than 30 miles; (iii) any material breach by us of any material provision of the Amended Employment Agreement; (iv) our failure to obtain an agreement from any successor to assume the Amended Employment Agreement; or (v) a material diminution in the nature or scope of the Named Executive Officer’s authority or responsibilities. Each of the conditions described above is subject to customary notice and cure provisions.
Change in Control under the Amended Employment Agreements
Under the Amended Employment Agreements, if a Named Executive Officer’s employment is terminated without Cause or by him for Good Reason within the 12-month period following a “Sale of the Company,” his salary continuation payments will be increased to three times the sum of his base salary and his target AIP payment for the year in which such termination occurs and if the Named Executive Officer is still receiving COBRA continuation coverage 18 months following such termination, he will receive an additional payment in an amount not to exceed the value of 18 months of COBRA continuation coverage.
Under the Amended Employment Agreements, “Sale of the Company” generally means the first to occur of (i) any “person” (other than Berry Petroleum Company, LLC (“Berry Petroleum”) and certain related parties), becoming the beneficial owner, directly or indirectly, of securities representing more than 50% of the then outstanding voting securities of Berry Petroleum or the combined voting power of Berry Petroleum; (ii) the directors of our Board as of the first day of such period (the “Incumbent Directors”), cease for any reason to constitute a majority of our Board, provided that a director elected or nominated by our stockholders (other than as a result of an actual or threatened proxy contest) whose appointment was approved by a majority of the Incumbent Directors shall be considered an Incumbent Director for this purpose; and (iii) consummation of any reorganization, merger, consolidation, sale of at least 75% of Berry Petroleum’s assets or other business combination involving Berry Petroleum or any of its subsidiaries unless (a) the voting securities outstanding immediately prior to the combination continue to immediately following the combination, continue to represent more than 50% of the then outstanding voting securities immediately following the combination, (b) no person owns 50% or more of the then outstanding equity interests of Berry Petroleum or the successor entity or (c) a majority of the Board is comprised of Incumbent Directors following the combination.
Treatment of LTI Awards upon a Termination of Employment
The terms of the RSUs and PSUs granted to our Named Executive Officers in 2017, provide that upon a termination without Cause or for Good Reason, each of the Named Executive Officers is eligible for 12 months’ accelerated vesting of any unvested 2017 RSUs held by him as of his termination date and each Named Executive Officer’s 2017 PSUs would remain outstanding and be eligible to vest based on actual performance until the earlier of (i) the date that is 12 months following the termination date and (ii) the last day of the applicable performance period.
Pursuant to the award agreements with each of our Named Executive Officers entered into in 2018 and 2020, all other outstanding and unvested RSUs will vest 100% upon a termination of employment without Cause or for Good Reason and be settled within 30 days of such termination. The PSUs held by a Named Executive Officer granted in 2018 and 2020 will vest based on actual performance determined based on a shortened performance period beginning on the first day of the original performance period and ending on the date of such termination and be settled within 60 days of such termination.
Upon a termination of employment due to death or disability, such RSUs and PSUs will be deemed 100% vested and will be settled within 30 days of such termination.
Upon a termination of employment for Cause or without Good Reason, the Named Executive Officer will forfeit all outstanding RSUs and PSUs. The definitions of “Cause” and “Good Reason” found in the Amended Employment Agreements and described above in “-Termination of Employment Under the Amended Employment Agreements” apply to the LTI Awards as well.
Treatment of LTI Awards upon a Change in Control
Pursuant to the award agreements with each of the Named Executive Officers, all outstanding and unvested RSUs will vest 100% upon a “Change in Control” (as defined in the 2017 Plan or the Omnibus Plan, as applicable) and be settled within 30 days following such Change in Control. PSUs held by each of the Named Executive Officers granted in 2017 will vest 100% upon a Change in Control and be settled within 30 days. PSUs held by each of the Named Executive Officers granted in 2018 and 2020 will vest based on actual performance determined based on a shortened performance period beginning on the first day of the original performance period and ending on the third business day prior to the “Change in Control” and be settled within 30 days following the date of such Change in Control.
“Change in Control” generally means: (i) any “person” (other than the Company and certain related parties), becoming the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the Company; (ii) during any period of 24 consecutive calendar months, the “Incumbent Directors” cease for any reason to constitute a majority of our Board, provided that a director elected or nominated by our stockholders (other than as a result of an actual or threatened proxy contest) whose appointment was approved by two-thirds of the Incumbent Directors shall be considered an Incumbent Director for this purpose; (iii) any reorganization, merger, consolidation or other business combination in which the voting securities outstanding immediately prior to the combination do not, immediately following the combination, continue to represent more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of us, our successor or any ultimate parent thereof after the combination; or (iv) (a) a complete liquidation or dissolution of us or (b) a sale or disposition of all or substantially all of our assets in one or a series of related transactions.

DIRECTOR COMPENSATION
Our director compensation philosophy is designed to fairly and reasonably compensate the Company’s non-employee directors for the time, expertise and effort they devote to serving the Company and to align the interest of our directors with the long-term interests of our stockholders. In accordance with its charter, the Compensation Committee monitors trends and best practices in, and at least annually reviews and assesses the adequacy of, director compensation and makes recommendations to the Board. The Compensation Committee’s recommendation takes into account our director compensation philosophy, market trends and compensation levels and practices in the compensation peer group also used in the executive compensation review, stockholder feedback, and the advice of the Compensation Committee’s independent compensation consultant, Longnecker and Associates.
Components of Non-Employee Director Compensation
Annual compensation for our non-employee directors is comprised of cash and equity-based compensation, as set out in the table below. We also reimburse our non-employee directors for reasonable out-of-pocket expenses associated with travel to and attendance at our Board and committee meetings. We do not pay for meeting attendance or provide any other benefits or perquisites to our non-employee directors.

Compensation Element	Amount
Annual Cash Retainer	$75,000
Annual Equity Retainer	$150,000
Additional Cash Retainer - Lead Independent Director	$30,000
Additional Cash Retainer - Committee Chair	$30,000
Additional Cash Retainer - Committee Membership	$15,000
2019 Non-Employee Director Compensation
The table below summarizes the compensation earned by or paid to our non-employee directors, with the exception of Mr. Buckley, for the fiscal year ended December 31, 2019. Mr. Buckley does not receive compensation for his service as a non-employee director, as he is employed by one of our largest stockholders and has declined any compensation for his service as a director pursuant to his employer’s policy. Similarly, Messrs. Smith and Baetz, each of whom are executive officers of the Company, and also served on our Board during 2019, but did not receive any additional compensation for their service as directors. The compensation received by each of Messrs. Smith and Baetz as a Named Executive Officer is shown in “Executive Compensation-Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Anne Mariucci(3)	$150,000	$150,000	$300,000
Don Paul	$25,200	$150,000	$175,200
C. Kent Potter	$120,000	$150,000	$270,000
Eugene Voiland	$120,000	$150,000	$270,000
________________

(1)
Mr. Paul joined our Board on February 28, 2019. The amount in this column reflects amounts received for services as a director from February 28, 2019 to December 31, 2019. Mr. Paul declined the $75,000 in annual cash retainer fees he was entitled to receive.

(2)
Reflects the aggregate grant date fair value of 13,514 RSUs granted to each director during 2019 computed in accordance with ASC Topic 718, determined without regard to estimated forfeitures. The RSUs are scheduled to vest May 15, 2020.

(3)
In February 2020, after consultation with Longnecker, the Compensation Committee approved an additional cash retainer of $30,000 for service as the lead director. This amount was determined earned by Ms. Mariucci for her service as Lead Independent Director during 2019, and was paid during the first quarter of 2020.

2020 Non-Employee Director Compensation Review
In February 2020, the Compensation Committee reviewed our director compensation program in consultation with Longnecker. The Compensation Committee ultimately determined not to change our non-employee director compensation for 2020, with the exception of determining that an annual fee of $30,000 for service as Lead Independent Director was appropriate given the increased responsibilities and time commitment.
Director Stock Ownership Guidelines
To ensure alignment with our stockholders’ interest, all non-employee directors (other than Mr. Buckley, whose employer owns more than 1% of our common stock) are required by our stock ownership guidelines to own Berry common stock in an amount equal to or in excess of the value of four times their annual cash retainer board fee.
Each non-employee director has five years to meet the requirements, starting from the later of (a) May 14, 2019, which is the date the guidelines were adopted, and (b) the date such director is first elected to the Board. The Compensation Committee reviews the holdings of all non-employee directors on an annual basis to ensure compliance with the stock ownership guidelines. Each non-employee director (other than Mr. Buckley, who is exempt) is currently on track to reach compliance within the requisite five-year period.

OTHER COMPENSATION INFORMATION
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2019, our last completed fiscal year, each of Messrs. Buckley and Voiland and Ms. Mariucci served on our Compensation Committee. During our last completed fiscal year, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on our Board or Compensation Committee, and no member of our Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.
Equity Compensation Plan Information
The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(3)
Equity compensation plans not approved by security holders(2)	2,348,334	N/A	6,954,454
________________

(1)
The number of securities to be issued upon vesting of outstanding unvested restricted stock units (“RSUs”), which are subject to time-based vesting requirements, and outstanding unvested performance-based restricted stock units (“PSUs”), which are subject to time-based as well as performance-based vesting requirements; with respect to the PSUs this table assumes maximum achievement of the applicable performance goals over the specified period of time.

(2)
In connection with the IPO, our Board amended and restated the Company’s First Amended and Restated 2017 Omnibus Incentive Plan, which had amended and restated the Company’s 2017 Omnibus Incentive Plan (the “Prior Plans” and, collectively with the Omnibus Plan, the “Equity Compensation Plans”), which allowed us to grant equity-based compensation awards with respect to up to 10,000,000 shares of common stock (which number includes the number of shares of common stock previously issued pursuant to an award (or made subject to an award that has not expired or been terminated) under the Prior Plans), to employees, consultants and directors of the Company and its affiliates who perform services for the Company. The Omnibus Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents and other types of awards.

(3)
The number of securities remaining available for future issuances has been reduced by the number of securities to be issued upon settlement of outstanding RSUs and PSUs, as explained in the 1st footnote above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except when another date is indicated, the following table sets forth the beneficial ownership of our common stock, and shows the number of shares of common stock and respective percentages owned as of March 11, 2020 by:
•    each member of our Board;
•    each of our named executive officers;
•    all of our directors and executive officers as a group; and

•	by each person known to us to beneficially own more than 5% of our outstanding common stock.
Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been compiled from public filings or furnished by directors or Named Executive Officers, as the case may be. We have not sought to verify such information. Unless otherwise noted, the mailing address of each listed director or executive officer is c/o Berry Corporation, 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248. The percentages of ownership are based on 79,723,494 shares of common stock outstanding as of March 11, 2020.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage
Directors and Named Executive Officers:
A. Trem Smith (Board Chair, Chief Executive Officer and President)	280,399	*
Cary Baetz (Executive Vice President, Chief Financial Officer and Director)	196,233	*
Gary Grove (Executive Vice President and Chief Operating Officer)	162,490	*
Brent Buckley (Director)	—	—
Anne Mariucci (Director)(2)	33,286	*
Don Paul (Director)(2)	13,514	*
C. Kent Potter (Director)(2)	19,883	*
Eugene Voiland (Director)(2)(3)	60,114	*
All current directors and executive officers as a group (11 persons)	833,752	1%
5% Holders
Benefit Street Partners(4)	11,843,823	15%
CarVal Investors(5)	5,577,849	7%
Oaktree Capital Management(6)	12,913,313	16%
The Vanguard Group(7)	5,545,540	7%
________________
* less than 1%

(1)
The amounts and percentages of common stock beneficially owned are reported based on SEC regulations. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The number of shares beneficially owned by a person includes any derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this Proxy Statement. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

(2)	Includes 13,514 shares of common stock that are scheduled to vest on May 15, 2020 in connection with each of Ms. Mariucci’s, Mr. Paul’s, Mr. Potter’s and Mr. Voiland’s previously granted RSUs.

(3)	Includes 16,600 shares held indirectly through the Eugene and Linda Voiland Living Trust.

(4)
Based solely on a Schedule 13G/A filed by Benefit Street Partners L.L.C. and Thomas J. Gahan on February 14, 2020. The shares of common stock are held by Providence Debt Fund III L.P. (as to 3,204,532 shares), Providence Debt Fund III Master (Non-US) L.P. (as to 1,706,533 shares), SEI Institutional Investments Trust - High Yield Bond Fund (as to 445,831 shares), SEI Institutional Managed Trust - High Yield Bond Fund (as to 331,646 shares), SEI Global Master Fund plc - The High Yield Fixed Income Fund (as to 168,333 shares), U.S. High Yield Bond Fund (as to 77,488 shares), BSP Special Situations Master A L.P. (as to 2,873,219 shares), SEI Energy Debt Fund L.P. (as to 1,981,004 shares), and Landmark Wall SMA L.P. (as to 1,055,237 shares) (collectively, the “BSP Funds”). Benefit Street Partners L.L.C. (“BSP”) is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. BSP serves as the investment adviser to each of the BSP Funds. Thomas J. Gahan controls BSP through his indirect ownership of membership interests of BSP and as Chief Executive Officer of BSP’s sole managing member. Each of Mr. Gahan and BSP has shared voting and dispositive power with respect to the 11,843,823 shares of common stock held in the aggregate by the BSP Funds and, for purposes of Rule 13d-3 promulgated under the Act, may be deemed to share beneficial ownership of such shares. The address for BSP and Mr. Gahan is c/o Benefit Street Partners L.L.C., 9 West 57th Street, Suite 4920, New York, NY 10019.

(5)
Based solely on a Schedule 13G/A filed by CarVal Investors, LP and the CarVal funds on February 6, 2020. Consists of (i) 675,083 shares of common stock held by CVI AA Lux Securities, S.à.r.l, (ii) 128,519 shares of common stock held by CVI AV Lux Securities S.à.r.l, (iii) 2,680,128 shares of common stock held by CVI CVF III Lux Securities S.à.r.l, (iv) 685,200 shares of common stock held by CVI CVF IV Lux Securities S.à.r.l, (v) 999,018 shares of common stock held by CVIC Lux Securities Trading S.à.r.l and (vi) 409,901 shares of common stock held by CarVal GCF Lux Securities S.à.r.l (collectively, the “CarVal funds”). The applicable CarVal fund and CarVal Investors, LP have shared voting and dispositive power over the shares held by such CarVal fund. The address for the CarVal funds is c/o CarVal Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343. The address for CarVal Investors, LP is 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

(6)
Based solely on a Schedule 13G/A filed by X Holdings, Xb Holdings, VOF Holdings and the other reporting persons named therein on February 14, 2020. Consists of (i) 5,555,554 shares of common stock held by Oaktree Opportunities Fund X Holdings (Delaware), L.P. (“X Holdings”), (ii) 2,272,759 shares of common stock held by Oaktree Value Opportunities Fund Holdings, L.P. (“VOF Holdings”) and (iii) 5,085,000 shares of common stock held by Oaktree Opportunities Fund Xb Holdings (Delaware) L.P. (“Xb Holdings”). Oaktree Fund GP, LLC (“Fund GP”) is the general partner of X Holdings and Xb Holdings; Oaktree Value Opportunities Fund GP, L.P. (“VOF GP”) is the general partner of VOF Holdings; Oaktree Value Opportunities Fund GP Ltd. (“VOF GP Ltd.”) is the general partner of VOF GP; Oaktree Fund GP I, L.P. (“GP I”) is the managing member of Fund GP and the sole stockholder of VOF GP Ltd.; Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I; OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I; Oaktree Holdings, LLC (“Holdings”) is the managing member of Holdings I; Oaktree Capital Management, L.P. (“Management”) is the sole director of VOF GP Ltd.; Oaktree Capital Management GP, LLC (“Management GP”) is the general partner of Management; Atlas OCM Holdings LLC (“Atlas”) is the sole managing member of Management GP; Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings; Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) is the indirect owner of the class B units of each of OCG and Atlas; Brookfield Asset Management Inc. (“BAM”) is the indirect owner of the class A units of each of OCG and Atlas; Partners Limited (“Partners”) is the sole owner of Class B Limited Voting Shares of BAM. Each of VOF Holdings, VOF GP, VOF GP Ltd., GP I, Capital I, Holdings I, Holdings, Management, Management GP, Atlas, OCG, OCGH GP, BAM and Partners have sole voting and dispositive power over the shares held directly by VOF Holdings. Each of X Holdings, Fund GP, GP I, Capital I, Holdings I, Holdings, OCG, OCGH GP, BAM and Partners have sole voting and dispositive power over the shares held directly by X Holdings. Each of Xb Holdings, Fund GP, GP I, Capital I, Holdings I, Holdings, OCG, OCGH GP, BAM and Partners have sole voting and dispositive power over the shares held directly by Xb Holdings. The address for the foregoing persons is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Each of the foregoing persons disclaims beneficial ownership of the shares of common stock except to the extent of such person’s pecuniary interest in such shares.

(7)
Based solely on a Schedule 13G filed by The Vanguard Group on February 11, 2020. The Vanguard Group has sole voting power over 61,696 shares of common stock, shared voting power over 4,200 shares of common stock, sole dispositive power over 5,491,667 shares of common stock and shared dispositive power over 53,873 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 49,673 shares of common stock, and Vanguard Investments Australia Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 16,223 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board has adopted a Related Persons Transactions Policy (the “Related Persons Transactions Policy”), which provides guidelines for the review and approval of transactions or arrangements involving the Company, on one side, and, on the other side, and any of our directors (or nominees for director), executive officers, stockholders owning more than 5% of the Company, any immediate family members of any of the foregoing and/or any entity that is owned or controlled by any of the forgoing and/or any of the forgoing has a substantial ownership interest or control of such entity (each, a “Related Person” and a “Related Persons Transactions”). As a matter of good corporate governance and to assist us in complying with SEC disclosure obligations, the Related Persons Transactions Policy specifically covers any transaction (i) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 in any calendar year, (ii) the Company is or will be a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
Any Related Persons Transactions are also subject to our Code of Conduct, which restricts our people from engaging in any business or conduct or entering into any agreement or arrangement that would give rise to an actual or potential conflict of interest. Under our Code of Conduct, conflicts of interest occur, among other scenarios, when private or family interests interfere, or appear to interfere, in any way with the Company's interests.
Procedures for Approval of Interested Transactions
As a best practice and matter of good corporate governance, we generally discourage any Related Persons Transactions because they may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interest of the Company and its stockholders. We will only enter into or ratify Related Persons Transactions when the Audit Committee or the Board, as applicable, determines such transactions are in the Company’s best interests and the best interests of our stockholders.
Pursuant to our Related Persons Transactions Policy, the Audit Committee should review the material facts of all Related Persons Transactions and either approve or disapprove entry into the Related Persons Transaction, subject to certain limited exceptions. If advance Audit Committee approval of a Related Persons Transaction is not feasible, then the Related Persons Transaction should be considered and ratified (if the Audit Committee determines it to be appropriate) at the Audit Committee’s next regularly scheduled meeting.
In determining whether to approve or ratify entry into a Related Persons Transaction, our Audit Committee will take into account, among other factors, the following: (i) whether the Related Persons Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the Related Person’s interest in the transaction; and (iii) whether the Related Persons Transaction is material to us.
Transaction with Related Persons
We entered into agreements with certain of our affiliates and with parties who received shares of our common stock and Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) in exchange for their claims when we emerged from bankruptcy in 2017. We have filed copies of certain of the agreements referenced in this section as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019.
Registration Rights Agreement
On emergence from bankruptcy in 2017, Berry Corp. entered into a registration rights agreement with the members of the ad hoc creditors committee formed in connection with the bankruptcy proceedings (the “Ad Hoc Committee”), which included certain of our stockholders, including Benefit Street Partners, Oaktree Capital Management, CarVal Investors, Goldman Sachs Asset Management, Western Asset Management Company and CI Investments, each of which beneficially owned more than 5% of our common stock on an as-converted basis at the time of execution. In June 2018, we amended and restated the registration rights agreement, and the parties to the registration rights agreement, as amended, included certain of our stockholders, including Benefit Street Partners, Oaktree Capital Management, the

AllianceBernstein Funds, CarVal Investors, Goldman Sachs Asset Management, Western Asset Management Company and CI Investments, each of which beneficially owned more than 5% of our common stock on an as-converted basis at the time of execution. When we refer to the “Registration Rights Agreement,” we are referring to the registration rights agreement as amended and restated.
The Registration Rights Agreement generally required us to file a shelf registration statement with the SEC as soon as practicable. On December 12, 2018, we filed a registration statement to fulfill our obligations under the Registration Rights Agreement, registering the resale, on a delayed or continuous basis, of all Registrable Securities that were timely designated for inclusion by the holders (as specified in the Registration Rights Agreement). Generally, “Registrable Securities” includes (i) common stock we issued in 2017 under a plan of reorganization in connection with our emergence from bankruptcy and (ii) common stock into which the Series A Preferred Stock was converted, except that “Registrable Securities” does not include securities that have been sold under an effective registration statement or Rule 144 under the Securities Act or securities that have been transferred to a person other than a specified holder or a valid transferee.
The Registration Rights Agreement also requires us to effect demand registrations, which the specified holders may request to be underwritten, and underwritten shelf takedowns from the initial shelf registration if requested by holders of a specified percentage of Registrable Securities, subject to customary conditions and restrictions.
If we propose to file a registration statement under the Securities Act or conduct a shelf takedown with respect to a public offering of any class of our equity securities, the specified holders have “piggyback” registration rights to include their Registrable Securities in the registration statement, subject to customary conditions and restrictions.
The Registration Rights Agreement will terminate when there are no longer any Registrable Securities outstanding.
Stockholders Agreement
In February 2017, Berry Corp. and the members of the Ad Hoc Committee, which included certain of our stockholders (including Benefit Street Partners, Oaktree Capital Management, CarVal Investors, Goldman Sachs Asset Management, Western Asset Management Company and CI Investments, each of which beneficially owned more than 5% of our common stock on an as-converted basis at the time of execution) entered into a stockholders agreement which governed the election of directors to the Board and other governance matters. In July 2018, in connection with our IPO, we amended and restated that stockholders agreement. When we refer to the “Stockholders Agreement,” we are referring to the stockholders agreement as amended and restated. Under the Stockholders Agreement, we were required to take all necessary action to cause the following two individuals to be nominated for election as directors:
• the individual serving as our Chief Executive Officer; and
•     one individual designated by Benefit Street Partners (for so long as Benefit Street Partners beneficially owns at least ten percent of the common stock beneficially owned by all of the parties to the Stockholders Agreement).
Benefit Street Partners had the right under the Stockholders Agreement to designate a director to fill any vacancy created by the resignation or removal of its designee.
Under the Stockholders Agreement, no member of the Stockholder Group (as defined in the Stockholders Agreement), nor any of their affiliates, will have any liability as a result of designating or nominating an individual to serve as a director for us, solely for any act or omission by such individual in her or her capacity as a director in accordance with the terms of the Stockholders Agreement.
The Stockholders Agreement terminated automatically on February 28, 2020.
Nick Smith Employment Agreement
We have employed Nick Smith, the son of A. T. “Trem” Smith, our Chief Executive Officer, as Director of Strategic Planning & Commercial Marketing since October 2, 2017. Mr. Nick Smith reports to our Chief Financial Officer.

Consistent with market rates of compensation, Mr. Nick Smith received total salary of approximately $279,644; stock awards with a grant date fair value of $232,238; non-equity incentive plan compensation of $122,682; California tax reimbursement amounts of $4,391; and 401(k) plan contributions of $16,780 for the period from January 1, 2019 through March 15, 2020.

ABOUT BERRY
Berry is an independent publicly-traded energy company, listed on NASDAQ trading under the symbol BRY, engaged in the acquisition, exploration, development and production of domestic onshore oil and natural gas reserves, with a focus on onshore, low geologic risk, long-lived, oil reserves in conventional reservoirs. Effective February 18, 2020, Berry Petroleum Corporation changed its name to Berry Corporation (bry) and introduced a new logo. We believe that the name Berry Corporation (bry) is a name that better represents our progressive approach to evolving and growing the business in today’s dynamic oil and gas industry.
In the aggregate, the Company’s assets are characterized by high oil content. Most of our assets are located in the oil-rich reservoirs in the San Joaquin basin of California, which has more than 150 years of production history and substantial remaining oil in place. As a result of the substantial data produced over the basin’s long history, its reservoir characteristics are well understood, leading to predictable, repeatable, low geological risk and low-cost development opportunities. In California, we focus on conventional, shallow oil reservoirs, the drilling and completion of which are relatively low-cost in contrast to unconventional resource plays.
We also have assets in the Uinta basin in Utah and in the Piceance basin in Colorado. The Uinta basin is a mature, light-oil-prone play covering more than 15,000 square miles with significant undeveloped resources where we have high operational control and additional behind pipe potential. The Piceance basin in Colorado, which is a prolific low geologic risk natural gas play with trillions of cubic feet of natural gas in place where we produce from a conventional, tight sandstone reservoir using proven slick water stimulation techniques to increase recoveries.
As of December 31, 2019, we had estimated total proved reserves of 138 MMBoe, of which 122 MMBoe was in California. For the year ended December 31, 2019, we had average production of approximately 29.0 MBoe/d, of which approximately 87% was oil. In California, our average production for 2019 was 22.6 MBoe/d, of which 100% was oil.
We are committed to creating long-term stockholder value. We believe that the successful execution of our strategy across our extensive inventory of identified drilling opportunities with attractive full-cycle economics and stable, oil-weighted production base with low and predictable production decline rates, will support our long-term objectives to return capital to our stockholders, produce capital efficient growth, and generate Levered Free Cash Flow to fund our operations while maintaining a low leverage profile through commodity price cycles. “Levered Free Cash Flow” is a non-GAAP financial measure defined as Adjusted EBITDA less capital expenditures, interest expense and dividends. “Adjusted EBITDA” is also a non-GAAP financial measure defined as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items. Please see “Non-GAAP Financial Measures and Reconciliations” in this Proxy Statement for reconciliations of Levered Free Cash Flow and Adjusted EBITDA to net cash provided by operating activities and of Adjusted EBITDA to net income (loss), our most directly comparable financial measure calculated and presented in accordance with GAAP.
Like other companies in our industry, we are actively assessing the effects of COVID-19, combined with the unrest in the oil markets, on our business. We are currently re-evaluating our 2020 capital plans and planning for a challenging couple of years.  We believe that Berry is well positioned to weather the current cycle: we have a strong balance sheet; we are well hedged through 2020; our estimated average production decline rate is in the low teens; we can quickly scale up and down our operations; and we have no near-term financial commitments. We believe cash will be valuable and are planning on managing ours such that Berry is in a position of strength when this market improves. The health, safety and well-being of our people and the communities, in which we live and work, is paramount, and we are committed to being a responsible corporate citizen during this time of unprecedented crisis. Our focus will be on protecting our reserves, managing production decline, maintaining our operations in a safe and environmentally responsible manner, returning capital to stockholders as prudent, and living within Levered Free Cash Flow.
We file annual, quarterly and current reports and other documents with the SEC under the Exchange Act. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, reports and other information that we and other issuers file electronically with the SEC. We also make available free of charge through our website all reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information contained on or available through our website is not a part of or incorporated into this Proxy Statement or any other report that we may file with or furnish to the SEC.

ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?
The Board is providing the Proxy Materials to you in connection with the Company’s solicitation of proxies for use at the Annual Meeting to be held on May 5, 2020 at 8:00 a.m. Central Time with log-in beginning at 7:45 a.m. Central Time on that day for the purposes of considering and acting upon the matters set forth in this Proxy Statement.
If you were a Berry stockholder as of the close of business on March 11, 2020, the record date for the Annual Meeting, you are entitled to notice of, to attend and to vote during the Annual Meeting. The Proxy Materials includes information that Berry is required to provide you under the SEC rules and is designed to assist you in voting your shares.
Due to health and safety concerns from the coronavirus (COVID-19) outbreak and the increasingly severe protocols that federal, state and local governments have imposed, we have adopted a virtual format for our Annual Meeting. You may attend the Annual Meeting virtually via the Internet at www.proxydocs.com/BRY, where you will be able to vote electronically and submit questions. In order to attend and vote during the Annual Meeting, you must register in advance at www.proxydocs.com/BRY no later than 5:00 p.m. Eastern Time on April 27, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions during the meeting and in advance. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email.
Why is this Annual Meeting virtual only?
 We have been closely monitoring developments with the coronavirus (COVID-19) pandemic and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. In light of the ongoing concerns and out of an abundance of caution, we will be conducting the Annual Meeting by remote communication only. The health and well-being of our employees and stockholders remains our top priority. A virtual meeting is also environmentally friendly and sustainable over the long-term. Stockholders can submit questions ahead of and during the virtual Annual Meeting through an online portal by visiting www.proxydocs.com/BRY. In order to attend and vote during the Annual Meeting, you must register in advance at www.proxydocs.com/BRY no later than 5:00 p.m. Eastern Time on April 27, 2020. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions during the meeting and in advance. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. Even though our meeting is being held virtually, stockholders will still have the ability to participate in, hear, and ask questions during our Annual Meeting.
What is the purpose of the meeting?
The purpose of the meeting is to vote on the following matters:

1.
To elect the seven director nominees named in this Proxy Statement to serve until the 2021 Annual Meeting or until the earlier of such director's death, resignation, retirement, disqualification or removal; and

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
We will also transact such other business, and consider and take action as appropriate on such other matters, that may properly come before the Annual Meeting.
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described in this Proxy Matters during the Annual Meeting and is unaware of any other business or matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
What are the Board's recommendations?
The Board recommends that you vote:

•	“FOR” each of the seven director nominees (Proposal No. 1); and

•	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal No. 2).
If any other matters are properly brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion. The Company knows of no other matters to be submitted to stockholders during the Annual Meeting.
Am I entitled to vote during the Annual Meeting?
Stockholders of record at the close of business on Wednesday, March 11, 2020, the record date for the Annual Meeting, are entitled to receive notice of, attend and vote during the Annual Meeting.
As of the close of business on March 11, 2020, there were 79,723,494 outstanding shares of common stock entitled to vote during the Annual Meeting, with each share of common stock entitling the holder of record on such date to one vote. Our stockholders do not have cumulative voting rights. If you are a beneficial holder, the pre-registration process will instruct you on how to access a legal proxy if you want to be able to vote during the Annual Meeting.
Can I attend the Annual Meeting?
Only stockholders as of the record date for the Annual Meeting or their proxy holders may attend the Annual Meeting. A list of the stockholders of record entitled to attend and vote at the Annual Meeting will be available during the virtual Annual Meeting, and for 10 business days prior to the meeting, by sending a request by email at StakeholderEngagement@bry.com.
If you are considered the “beneficial owner” of shares held in “street name,” your broker, bank or nominee will provide you with a statement of your stock ownership as of the record date.
What is the difference between holding shares as a “stockholder of record” and holding shares as a “beneficial owner” (or in “street name”)?
Most stockholders are considered “beneficial owners” of their shares (sometimes referred to as holding shares in “street name”), which means that they hold their shares through a broker, bank or other nominee rather than directly in their own name with our transfer agent, American Stock Transfer & Trust Company (“AST”). If you are considered the “beneficial owner” of shares held in “street name,” the proxy materials will be forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from that firm. The availability of Internet voting in advance of the Annual Meeting will depend on the voting process of the broker or nominee.
If your shares are registered directly in your name with our transfer agent, AST, you are considered the “stockholder of record” with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us by submitting your vote via the Internet, by returning a proxy card by mail (if you have received paper copies of our proxy materials), or by voting during the virtual Annual Meeting.

What is a “broker non-vote”?
If you are a beneficial owner of your shares, you will receive material from your broker, bank or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares. If your nominee does not receive voting instructions from you, the nominee may vote only on proposals that are considered “routine” matters under applicable rules and may not vote on proposals that are considered to address “non-routine” matters. A nominee's inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.” For a description of the effect of broker non-votes on each proposal to be made during the Annual Meeting, see “What vote is required to approve each proposal?” below. Proposal No. 2, relating to the ratification of our independent registered public accounting firm is considered routine for the purposes of this rule and Proposal No. 1, election of directors, is a non-routine matter.
How do proxies work?
The Board is asking for your proxy. Giving the Board your proxy means that you authorize our representatives to vote your shares during the Annual Meeting in the manner you direct. We will vote your shares as you specify. You may vote for, or withhold your vote from, one or more of the seven director nominees. You may also vote for, against, or abstain from voting on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
The manner in which your shares may be voted depends on how your shares are held:

•
If you are the stockholder of record, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization via the Internet or (if you have received paper copies of our proxy materials) by returning a proxy card by mail. In these circumstances, if you do not vote by proxy or in person online during the virtual Annual Meeting, your shares will not be voted.

•
If you hold shares through a broker, bank or other nominee, you will receive material from that institution asking how you want to vote and instructing you of the procedures to follow in order for you to vote your shares. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, but cannot vote your shares on any other matters being considered during the Annual Meeting, including the election of directors.

What are my voting rights as a stockholder?
Stockholders are entitled to one vote for each share of our common stock that they own as of March 11, 2019, the record date for the Annual Meeting.
Can I revoke or change my vote?
If you are a stockholder of record, you may revoke your proxy before it is voted by:

•	Signing and returning a new proxy card with a later date that is received by our Corporate Secretary no later than the closing of the polls during the Annual Meeting;

•	Notifying our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	Voting during the virtual Annual Meeting. Attending the meeting will not automatically result in revocation of your proxy.
If you own your shares beneficially, you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

What constitutes a quorum?
Stockholders representing a majority of the voting power of all of the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for all purposes. Abstentions and broker non-votes will be counted towards a quorum.
At the close of business on March 11, 2020, the Record Date for the Annual Meeting, there were 79,723,494 shares of our common stock outstanding and entitled to vote.
What vote is required to approve each proposal?
Proposal No. 1—Election of Directors. Each director will be elected by the vote of the plurality of the votes validly cast in the election of directors during the 2020 Annual Meeting. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld and broker non-votes are not taken into account in determining the outcome of the election of directors. Any nominee who receives a greater number of “withhold” votes with respect to his or her election than votes “for” his or her election shall, within five (5) business days following the certification of the stockholder vote, offer his or her written resignation to the Chair of the Nominating and Governance Committee, for consideration by the Nominating and Governance Committee.
Proposal No. 2—Ratification of our independent registered public accounting firm. Approval of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the matter. Brokers will have discretionary authority to vote on this proposal, and abstentions will have no effect on the outcome of this proposal.
Do I have appraisal rights in connection with the proposals?
No action is proposed during the 2020 Annual Meeting for which the laws of the State of Delaware or other applicable law provides a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders' common stock.
Who can help answer my questions?
If you need assistance with the proxy voting process and you are a stockholder of record, please contact AST Shareholder Services at (800) 937-5449 or (718) 921-8124. If your shares are held in “street name,” please contact the broker, bank or other nominee that holds your shares.
If you have any questions about the Proxy Materials or the Annual Meeting, please contact Berry Corporation, Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248 or by email at StakeholderEngagement@bry.com or by phone at (661) 616-3811.

OTHER INFORMATION
Stockholder Proposals for the 2021 Annual Meeting of Stockholders
Any stockholder interested in submitting a proposal for presentation at the 2021 Annual Meeting of Stockholders and that wishes to have the proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials for that meeting, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than November 25, 2020 unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials. Proposals should be directed to: Berry Corporation (bry), Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248.
Any proposal or nomination of a director that a stockholder wishes to propose for consideration at the 2021 Annual Meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Article I, Section 1 of our bylaws, and must be delivered to our Corporate Secretary (Berry Corporation (bry), Attention: Corporate Secretary, 16000 North Dallas Parkway, Suite 500, Dallas, Texas 75248) not less than 90 nor more than 120 days prior to the one-year anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. In the case of the 2021 Annual Meeting of stockholders, the notice must be delivered between November 25, 2020 and December 25, 2020. However, our bylaws also provide that if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the one-year anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which we first publicly announce the date of such meeting. All such proposals must be an appropriate subject for stockholder action under applicable law and must otherwise comply with our bylaws.
In each case, if a stockholder does not also comply with the requirements of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with the best judgment of the proxies designated by the Board on any such stockholder proposal or nomination.
Notice of Internet Availability of Proxy Materials
The SEC allows companies to choose the method for delivery of Proxy Materials to stockholders. We have elected to use the Internet as the primary means of furnishing Proxy Materials to stockholders, rather than sending a full set of the Proxy Materials in the mail. Utilizing this method of delivery expedites receipt of Proxy Materials by our stockholders and lowers the environmental impact and the costs of the Annual Meeting.
On or around March 25, 2020, we expect to commence delivery of a “Notice of Internet Availability of Proxy Materials” to the beneficial owners of our common stock and stockholders of record entitled to notice of and to vote during the Annual Meeting. On or before that date, the Proxy Materials will be posted on our website at www.bry.com and www.proxydocs.com/BRY, together with information about how to vote and attend the virtual Annual Meeting.
The Notice of Internet Availability of Proxy Materials contains instructions on how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company's annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you chose to receive proxy materials by e-mail last year, you will receive proxy materials by e-mail this year and until you terminate your election.
Upon request, we will deliver, free of charge, paper copies of the Proxy Materials by mail to those stockholders entitled to notice of and to vote during the Annual Meeting. Requests for printed copies should be directed to Berry

Corporation, Attention Corporate Secretary, 16000 N. Dallas Parkway, Dallas, Texas 75248 or email StakeholderEngagement@bry.com.
Householding
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports or a notice of availability of such materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or a single notice of availability of such materials to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and reduce expenses for companies.
Both the Company and some of our intermediaries may be householding the Proxy Materials for this Annual Meeting and/or the “Notice of Internet Availability of Proxy Materials.” Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of the Proxy Materials, please send a request to Berry Corporation, Attention Corporate Secretary, 16000 N. Dallas Parkway, Dallas, Texas 75248, call (661) 616-3811 or email StakeholderEngagement@bry.com and we will promptly deliver a separate copy of each of these documents to you, free of charge.
If you hold your shares through an intermediary that is householding and you want to receive separate copies of the Proxy Materials or any Notice of Internet Availability of Proxy Materials as applicable, in the future, you should contact your bank, broker or other nominee record holder.
Solicitation of Proxies
Solicitation of proxies may be made via the Internet, by mail, personal interview or telephone by our officers, directors and regular employees. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.
List of Stockholders of Record
In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Dallas, Texas, a list of the stockholders of record entitled to attend and vote during the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting and during the Annual Meeting. Please be aware that due to mounting health and safety concerns from the novel coronavirus (COVID-19) outbreak, strict shelter-in-place restrictions have been imposed in Dallas, Texas - which is where our executive headquarters are located - requiring us to close our offices. At this point, we do not know if our offices will be open in advance of or during the Annual Meeting. If you want to inspect the stockholder list, please contact the Company’s General Counsel and Corporate Secretary at StakeholderEngagement@bry.com.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
Adjusted EBITDA, Levered Free Cash Flow and Adjusted Net Income (Loss)
Adjusted Net Income (Loss) is not a measure of net income (loss), Levered Free Cash Flow is not a measure of cash flow, and Adjusted EBITDA is not a measure of either, in all cases, as determined by GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.
We define Adjusted EBITDA as earnings before interest expense; income taxes; depreciation, depletion, and amortization; derivative gains or losses net of cash received or paid for scheduled derivative settlements; impairments; stock compensation expense; and other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items. We define Levered Free Cash Flow as Adjusted EBITDA less capital expenditures, interest expense and dividends.
Our management believes Adjusted EBITDA provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and the investment community. The measure also allows our management to more effectively evaluate our operating performance and compare the results between periods without regard to our financing methods or capital structure. Levered Free Cash Flow is used by management as a primary metric to plan capital allocation to sustain production levels and for internal growth opportunities, as well as hedging needs. It also serves as a measure for assessing our financial performance and our ability to generate excess cash from operations to service debt and pay dividends.
Adjusted Net Income (Loss) excludes the impact of unusual, out-of-period and infrequent items affecting earnings that vary widely and unpredictably, including non-cash items such as derivative gains and losses. This measure is used by management when comparing results period over period. We define Adjusted Net Income (Loss) as net income (loss) adjusted for derivative gains or losses net of cash received or paid for scheduled derivative settlements, other unusual, out-of-period and infrequent items, including restructuring costs and reorganization items and the income tax expense or benefit of these adjustments using our effective tax rate.
While Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow are non-GAAP measures, the amounts included in the calculation of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow were computed in accordance with GAAP. These measures are provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Our computations of Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow may not be comparable to other similarly titled measures used by other companies. Adjusted EBITDA, Adjusted Net Income (Loss) and Levered Free Cash Flow should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.
PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved oil and gas reserves, less future development and production costs, discounted at 10% per annum to reflect the timing of future cash flows and does not give effect to derivative transactions or estimated future income taxes. Management believes that PV-10 provides useful information to investors because it is widely used by analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, management believes the use of a pre-tax measure is valuable for evaluating the Company. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.
Reserves replacement ratio is calculated by dividing the sum of proved reserve extensions and discoveries, revisions of previous estimates, improved recovery and purchases and sales of minerals in place for the year by current year production. There is no guarantee that historical sources of reserves additions will continue performing as many factors fully or partially outside of management's control, including commodity prices, availability of capital and the underlying geology, affect reserves additions. Management uses this measure to gauge results of its capital allocation. The measure is limited in that reserves may be added and produced based on costs incurred in separate periods and other oil and gas producers may use different measures affecting comparability.

The following tables present reconciliations of the non-GAAP financial measures Adjusted EBITDA, Levered Free Cash Flow, and Adjusted Net Income (Loss) to the GAAP financial measures of net income (loss) and net cash provided or used by operating activities, as applicable, for each of the periods indicated.

Year Ended
December 31, 2019
(in thousands)
Adjusted EBITDA reconciliation to net income (loss):
Net income	$43,539
Add (Subtract):
Interest expense	34,234
Income tax benefit	(36,550)
Depreciation, depletion, and amortization	106,006
Impairment of oil and gas properties	51,081
Derivative losses	44,955
Net cash received for scheduled derivative settlements	42,197
Other operating expenses	4,588
Stock compensation expense	8,647
Restructuring and other non-recurring costs	3,061
Reorganization items, net	426
Adjusted EBITDA	$302,184

Year Ended
December 31, 2019
(in thousands)
Adjusted EBITDA and Levered Free Cash Flow reconciliation to net cash provided by (used in) operating activities:
Net cash provided by operating activities	$241,829
Add (Subtract):
Cash interest payments	30,720
Cash income tax refunds	(2)
Restructuring and other non-recurring costs	3,061
Other changes in operating assets and liabilities	26,576
Adjusted EBITDA	$302,184
Subtract:
Capital expenditures - accrual basis	(211,095)
Interest expense	(34,234)
Cash dividends declared(1)	(39,053)
Levered Free Cash Flow	$17,802
__________

(1)	$0.12 per share for each quarter in 2019.

The following table presents a reconciliation of the non-GAAP financial measure Adjusted Net Income (Loss) to the GAAP financial measure of Net income (loss).

Year Ended
December 31, 2019
(in thousands)
Adjusted Net Income (Loss) reconciliation to net income (loss):
Net income	$43,539
Subtract: prior year income tax credits	(38,653)

Add:
Losses on oil and natural gas derivatives	44,955
Net cash received for scheduled derivative settlements	42,197
Other operating expenses	4,588
Impairment of oil and gas properties	51,081
Restructuring and other non-recurring costs	3,061
Reorganization items, net	426
Total additions (subtractions), net	146,308
Income tax expense of adjustments at effective tax rate(1)	(40,966)
Adjusted Net Income (Loss)	$110,228
__________

(1)	Excludes prior year income tax credits from the total additions (subtractions), net line item and the tax effect the prior tax credits have on the current year effective tax rate.

PV-10
The following table provides a reconciliation of PV-10 of our proved reserves to the standardized measure of discounted future net cash flows at December 31, 2019:

At December 31, 2019
(in billions)
California PV-10	$1.7
Utah PV-10	0.1
Colorado PV-10	—
Total Company PV-10	1.8
Less: present value of future income taxes discounted at 10%	(0.3)
Standardized measure of discounted future net cash flows	$1.5

Reserves and PUD Inventory Replacement Ratios
The following table presents a calculation of our reserves and PUD inventory replacement ratio in 2019:

	Total Company	California
	(in MMBoe, except ratio)
Extensions and discoveries	13.3	13.3
Revisions of previous estimates(a)	(7.3)	11.2
Purchases of minerals	—	—
Organic changes	6.0	24.5
Sales of minerals	—	—
Total reserves changes	6.0	24.5

Production	10.6	8.2
Reserve replacement ratio	57%	299%

__________

(a)	Total Company revisions includes the removal of 16 MMBoe of proved undeveloped reserves (negative revision) in our Colorado Piceance natural gas properties, and the associated impairment.

Total Company
Proved Undeveloped (PUD) drilling locations at Dec. 31, 2018	1,071
PUD locations drilled and revisions of previous inventory	(368)
PUD drilling location additions	586
PUD drilling locations at Dec. 31, 2019	1,289
PUD drilling location inventory replacement ratio	159%

ANNUAL MEETING OF BERRY CORPORATION (bry)

Date: Tuesday, May 5, 2020
Time: 8:00 A.M. (Central Daylight Time)
Place: Annual Meeting to be held live via the Internet – please visit www.proxydocs.com/BRY for more details

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends a vote **FOR** the election of the director nominees in proposal 1 and **FOR** proposal 2.

1: Election of Directors

	For	Withhold	Board of Directors Recommends
01 A.T. "Trem" Smith	☐	☐	For
02 Cary Baetz	☐	☐	For
03 Brent Buckley	☐	☐	For
04 Anne Mariucci	☐	☐	For
05 Don Paul	☐	☐	For
06 Kent Potter	☐	☐	For
07 Gene Voiland	☐	☐	For

To Attend the Annual Meeting of Berry Corporation (bry), please visit www.proxydocs.com/BRY to register for the Virtual Meeting at least 5 days prior to the meeting date.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here ______ Please Date Above ______

Please Sign Here ______ Please Date Above ______

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of Berry Corporation (bry)
to be held on Tuesday, May 5, 2020
for Stockholders as of March 11, 2020
This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/BRY
- Cast your vote online.
- View meeting documents.

OR

TELEPHONE

Call **866-390-6281**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints A. T. "Trem" Smith and Danielle Hunter, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Berry Corporation (bry) that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

PROXY TABULATOR FOR

BERRY CORPORATION (bry)
P.O. BOX 8016
CARY, NC 27512-9903

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Berry Corporation (bry)
Annual Meeting of Stockholders
May 5, 2020 8:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints A. T. "Trem" Smith and Danielle Hunter, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Berry Corporation (bry) that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Tuesday, May 5, 2020, at 8:00 a.m. (Central Daylight Time). To attend the Annual Meeting of Berry Corporation (bry), please visit www.proxydocs.com/BRY to register for the Virtual Meeting.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposal 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)